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                                                                   EXHIBIT 10.21

                         PRODUCTION SHARING CONTRACT FOR

                  THE EXPLOITATION OF COALBED METHANE RESOURCES

                             FOR THE QINNAN AREA IN

                         SHANXI PROVINCE, QINSHUI BASIN,

                         THE PEOPLE'S REPUBLIC OF CHINA

                                     BETWEEN

                  CHINA UNITED COALBED METHANE CORPORATION LTD.

                                       AND

                               PHILLIPS CHINA INC.

                                 BEIJING, CHINA

                                 APRIL 16, 2002

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                                TABLE OF CONTENTS

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ARTICLE                                                                                             PAGE
ARTICLE 1:  DEFINITIONS........................................................................       1
ARTICLE 2:  OBJECTIVE OF THE CONTRACT..........................................................       5
ARTICLE 3:  CONTRACT AREA......................................................................       5
ARTICLE 4:  CONTRACT TERM......................................................................       6
ARTICLE 5:  RELINQUISHMENT OF THE CONTRACT AREA................................................       8
ARTICLE 6:  MINIMUM EXPLORATION WORK COMMITMENT AND EXPECTED MINIMUM EXPLORATION EXPENDITURES..       9
ARTICLE 7:  MANAGEMENT ORGANIZATION AND ITS FUNCTIONS..........................................      10
ARTICLE 8:  OPERATOR...........................................................................      15
ARTICLE 9:  ASSISTANCE PROVIDED BY CUCBM.......................................................      18
ARTICLE 10: WORK PROGRAM AND BUDGET............................................................      19
ARTICLE 11: DETERMINATION  OF COMMERCIALITY OF CBM.............................................      20
ARTICLE 12: FINANCING AND COST RECOVERY........................................................      22
ARTICLE 13: CBM PRODUCTION AND ALLOCATION......................................................      23
ARTICLE 14: QUALITY, QUANTITY, PRICE, AND DESTINATION OF CBM...................................      27
ARTICLE 15: PREFERENCE FOR THE EMPLOYMENT OF CHINESE PERSONNEL, GOODS AND SERVICES.............      29
ARTICLE 16: TRAINING OF CHINESE PERSONNEL AND TRANSFER OF TECHNOLOGY...........................      30
ARTICLE 17: OWNERSHIP OF ASSETS AND DATA.......................................................      32
ARTICLE 18: ACCOUNTING, AUDITING AND PERSONNEL COSTS...........................................      32
ARTICLE 20: INSURANCE..........................................................................      35
ARTICLE 21: CONFIDENTIALITY....................................................................      36
ARTICLE 22: ASSIGNMENT.........................................................................      37
ARTICLE 23: ENVIRONMENTAL PROTECTION AND SAFETY................................................      38
ARTICLE 24: FORCE MAJEURE......................................................................      38
ARTICLE 25: CONSULTATION AND ARBITRATION.......................................................      39
ARTICLE 26: EFFECTIVENESS AND TERMINATION OF THE CONTRACT......................................      40
ARTICLE 27: THE APPLICABLE LAW.................................................................      41
ARTICLE 28: LANGUAGE OF CONTRACT AND WORKING LANGUAGE..........................................      41
ARTICLE 29: MISCELLANEOUS......................................................................      42
ANNEX II:   ACCOUNTING PROCEDURE...............................................................      44
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PREAMBLE

This Production Sharing Contract ("the Contract") is entered into in Beijing on this 16th day of April, 2002 by and between China United CBM Corporation Ltd. (hereafter abbreviated as "CUCBM"), a company organized and existing under the laws of the People's Republic of China, having its headquarters domiciled in Beijing, the People's Republic of China as one part; and Phillips China Inc., a company organized and existing under the laws of Liberia, having its headquarters domiciled in Beijing (hereinafter referred to as the "Foreign Contractor" or "Contractor") as the other part.

WITNESSETH

WHEREAS, all Coalbed Methane resources under the territory and internal waters of the People's Republic of China and within the limits of national jurisdiction of the People's Republic of China are owned by the People's Republic of China; and

WHEREAS, CUCBM shall be responsible for business matters in respect of the exploitation of Coalbed Methane resources in cooperation with foreign enterprises, and for negotiating, entering into and implementing contracts for the exploitation of Coalbed Methane resources in cooperation with foreign enterprises and has the exclusive right to explore for, develop and produce Coalbed Methane in cooperation with foreign enterprises in areas approved by the State Council for exploitation of Coalbed Methane resources in cooperation with foreign enterprises and the exclusive authority to enter into this Contract as authorized by the State Council of the People's Republic of China; and

WHEREAS, the Foreign Contractor desires and agrees to provide funds, and apply its appropriate and advanced technology and managerial experience to cooperate with CUCBM for the exploitation of Coalbed Methane resources within the Contract Area and agrees to be subject to the laws, decrees, and other rules and regulations of the People's Republic of China with respect to the implementation of the Contract.

NOW, THEREFORE, IT IS MUTUALLY AGREED as hereafter set forth:

ARTICLE 1: DEFINITIONS

The following words and terms used in the Contract shall have, unless otherwise specified herein, the following meanings:

1.1 "Coalbed Methane" or "CBM" means any gas mainly consisting of methane stored in coal seams and/or adjacent strata (including in the overlying and underlying strata) within the Contract Area.

1.2 "Coalbed Methane Products" or "CBM Products" means any or all of Coalbed Methane, methanol, electricity generated by a coalbed methane-fired generation facility, and other Coalbed Methane derivatives or products including water and any other product of production.

1.3 "Coalbed Methane Discovery" or "CBM Discovery" means a potential Coalbed Methane reservoir which, in accordance with Article 11 hereof, is worth further evaluation by exploration within the Contract Area.

1.4 "Coalbed Methane Field" or "CBM Field" means an accumulation of Coalbed Methane within the Contract Area which has been determined to be of commercial value and for which it has been decided to proceed with development. The accumulation may be bounded by but is not limited to geologic structures such as fault blocks, coal discontinuities or topographical features. Fields may also be designated as areas of similar geologic characteristics including but not limited to coal thickness, drill depths, and gas content.

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1.5   "Coalbed Methane Operations" or "CBM Operations" means the Exploration
      Operations, Development Operations, Production Operations, and other activities related to these Operations carried out under the Contract.

1.6   "Liquid Hydrocarbons" means any liquid hydrocarbons extracted from CBM.

1.7 "Exploration Operations" means operations carried out for the purpose of discovering and evaluating CBM bearing areas by means of geological, geophysical, geochemical and other methods including exploratory well drilling; all the work undertaken to determine the commerciality of areas in which CBM has been discovered including core drilling, modeling, area selection, feasibility studies, Pilot Development (including production therefrom), formulation of the Overall Development Program; and activities related to all such operations including negotiation and signing of longterm transportation and sales contracts.

1.8 "Development Operations" means operations carried out during the development period for the realization of CBM production from the date of approval of the Overall Development Program for any CBM Field, including planning, design, construction, installation, drilling, developing transportation systems and markets, and the related research work as well as production activities, carried out before the Date of Commencement of Commercial Production.

1.9 "Production Operations" means operations and all activities related thereto carried out during the production period for CBM production of each CBM Field from the Date of Commencement of Commercial Production, including, but not limited to extraction, injection, stimulation, treatment, storage, transportation and lifting, etc.

1.10 "Contract Area " means a surface area demarcated with geographic coordinates for the cooperative exploitation of CBM resources, and in the Contract, means the surface area stipulated in Article 3.1 hereof.

1.11 "Exploration Area" means the surface area within the Contract Area which has not been relinquished and which is not included in a Development Area or Production Area before the expiration of the exploration period hereof and in which Development Operations and Production Operations have not begun.

1.12 "Development Area" means a portion of the Contract Area covering a CBM Field which has been designated for development. The Development Area(s) shall be proposed by the Operator, demarcated by the Joint Management Committee ("JMC") and delineated as such in the Overall Development Program submitted for approval and approved by the Department or Unit.

1.13 "Production Area" means a surface area within any Development Area for the purpose of the performance of the Production Operations within said Development Area. The Production Area proposed by the Operator and approved by JMC shall be submitted to CUCBM for approval before the Date of Commencement of Commercial Production.

1.14 "Date of Commencement of Commercial Production" means the date of commencement and delivery of the production of CBM from any CBM Field proposed and announced by JMC in accordance with the provisions in Article
      7.2.5 hereof.

1.15 "Calendar Year" means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, beginning on the first day of January and ending on the thirty-first day of December in the same year.

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1.16  "Contract Year" means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, within the term of the Contract, beginning on the Date of Commencement of the Implementation of the Contract or any anniversary thereof.

1.17  "Production Year" means in respect of each CBM Field, a period of twelve
      (12) consecutive Gregorian months under the Gregorian Calendar, beginning on the Date of Commencement of Commercial Production of such CBM Field or any anniversary thereof.

1.18 "Calendar Quarter" means a period of three (3) consecutive Gregorian months under the Gregorian Calendar, beginning on the first day of January, the first day of April, the first day of July, or the first day of October.

1.19 "Exploratory Well" means any well drilled within the Contract Area during the exploration period for the purpose of searching and evaluating for CBM accumulations, including wells drilled for the purpose of obtaining geological and geophysical parameters, any dry hole(s) and discovery well(s).

1.20 "Pilot Development" means the installation and operation of necessary equipment within the Contract Area (including wells) aiming at evaluating, through pilot production of Coalbed Methane, the potential commercial value of the Coalbed Methane in a specific area.

1.21 "Development Well" means a well drilled after the date of approval of the Overall Development Program for a CBM Field for the purpose of producing CBM, increasing production or accelerating extraction of CBM, including production wells, injection wells and dry holes.

1.22 "Work Program" means all types of plans formulated for the performance of the CBM Operations, including but not limited to plans for exploration, development, production, transportation and sales.

1.23 "Overall Development Program" means a plan prepared by the Operator for the development of a CBM Field or part of a CBM Field (phased development) which has been reviewed and adopted by JMC, confirmed by CUCBM and approved by the Department or Unit, and such plan shall include, but not be limited to, recoverable reserves, the Development Well pattern, master design, production profile, economic analysis and time schedule of the Development Operations.

1.24 "Deemed Interest" means interest accruing on the development costs calculated in accordance with the rate of interest stipulated in Article
      12.2.3.2 hereof when the development costs incurred in each CBM Field within the Contract Area are recovered by the Parties.

1.25 "CBM Field Straddling a Boundary" means a CBM Field extending from the Contract Area to one or more other contract areas and/or areas in respect of which no CBM contracts have been signed.

1.26 "Annual Gross Production of CBM" means the total amount of CBM produced from each CBM Field within the Contract Area considered separately in each Calendar Year, less the amount of CBM used for CBM Operations in such CBM Field within the Contract Area and the amount of losses, which is saved and measured by a measuring device at the Delivery Point as specified in
      Article 14.3.1 hereof.

1.27 "Annual Gross Production of Liquid Hydrocarbons" means the total amount of Liquid Hydrocarbons produced from each CBM Field within the Contract Area considered separately in each Calendar Year, less the amount of Liquid Hydrocarbons used for CBM Operations in such CBM Field within the Contract Area and the amount of losses, which is saved and measured by a measuring device at the Delivery Point as specified in Article 14.3.1 hereof.

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1.28  "Basement" means igneous rocks, metamorphic rocks or rocks of such nature which, or formations below which, could not contain CBM deposits in accordance with the knowledge generally accepted in the international Coalbed Methane industry and shall also include such impenetrable rock substances as salt domes, mud domes and any other rocks which make further drilling impracticable or economically unjustifiable by the modern drilling technology normally utilized in the international Coalbed Methane industry.

1.29 "Contractor" means the Foreign Contractor specified in the Preamble hereto, including any assignee(s) pursuant to an assignment made in accordance with Article 22 hereof.

1.30  "Parties" means CUCBM and the Contractor.

1.31  "Party" means either of the Parties.

1.32 "Operator" means the entity responsible for the performance of the CBM Operations under the Contract.

1.33 "Subcontractor" means any entity which provides the Operator with goods or services for the purpose of the Contract.

1.34 "Third Party" means any individual or entity except CUCBM, the Contractor and any of their Affiliates.

1.35 "Chinese Personnel" means any citizen of the People's Republic of China, including CUCBM's personnel and Chinese citizens employed by the Contractor and/or the Subcontractor(s) involved in Coalbed Methane Operations under the Contract.

1.36 "Expatriate Employee" means any person employed by the Contractor, Subcontractor(s), or CUCBM who is not a citizen of the People's Republic of China. Overseas Chinese who reside abroad and have the nationality of the People's Republic of China and other Chinese abroad, when they are employed by the Contractor, Subcontractor(s) or CUCBM, shall also be deemed to be Expatriate Employees within the scope of the Contract.

1.37  "Affiliate" means:

      (a) any entity in which CUCBM or any company comprising Contractor directly or indirectly holds fifty percent (50%) or more of the voting rights carried by its share capital; or

      (b) any entity which directly or indirectly holds fifty percent (50%) or more of the aforesaid voting rights of CUCBM or any company comprisingthe Contractor; or

      (c) any other entity whose aforesaid voting rights are held by an entity mentioned in (b) above in an amount of fifty percent (50%) or more;

1.38 "Delivery Point" means a point or points agreed upon by the Parties for the delivery of CBM or Liquid Hydrocarbons located within or outside the Contract Area and specified in the Overall Development Program.

1.39 "Department or Unit" means the department or unit which is authorized by the State Council of the People's Republic of China to be responsible for administration of the Coalbed Methane industry of the People's Republic of China.

1.40 "Date of Commencement of the Implementation of the Contract" means the first day of the month following the month in which the Contractor has received notification from CUCBM of

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      the approval of the Contract by the Ministry of Foreign Trade and Economic
      Co-operation of the People's Republic of China.

1.41 "Pre-Contract Costs" means those costs and expenditures incurred by CUCBM in respect of the exploration of the Contract Area and prior to the Date of Commencement of the Implementation of the Contract. Pre-Contract Costs are agreed to be One Million Two Hundred Forty Thousand U.S. dollars (US$1,240,000.00). Pre-Contract Costs shall be recovered by CUCBM pursuant to the provisions of Article 13 hereof.

ARTICLE 2: OBJECTIVE OF THE CONTRACT

2.1 The objective of the Contract is to explore for, develop, produce and sell Coalbed Methane, Liquid Hydrocarbons or Coalbed Methane Products that may exist in the Contract Area, including all activities necessary to transport and market CBM, CBM Products and Liquid Hydrocarbons from the Contract Area.

2.2 The Contractor shall apply its appropriate and advanced technology and assign its competent experts to perform the Coalbed Methane Operations.

2.3 During the performance of the CBM Operations, the Contractor shall, as far as practicable and appropriate, transfer its technology used in CBM Operations hereunder to allow the Chinese Personnel to utilize said technology and to train such personnel in accordance with Article 16 hereof.

2.4 The Contractor shall bear all the exploration costs required for the Exploration Operations. In the event that any CBM Field is discovered within the Contract Area, the development costs of such CBM Field shall be borne by the Parties in proportion to their participating interests: thirty percent (30%) by CUCBM and seventy percent (70%) by the Contractor. In the event that CUCBM opts to participate at a level less than thirty percent (30%) of the participating interests, or not to participate in the development of the CBM Field, the Contractor shall bear the remaining development costs necessary for the development of the CBM Field in accordance with Article 12.1.2 hereof.

2.5 If any CBM Field is discovered within the Contract Area, the CBM and/or Liquid Hydrocarbons produced therefrom shall be allocated in accordance with Articles 12 and 13 hereof.

2.6 Nothing contained in the Contract shall be deemed to confer any right on the Contractor other than those rights expressly granted hereunder.

ARTICLE 3: CONTRACT AREA

3.1 The Contract Area as of the date of signature of the Contract covers a total area of two thousand three hundred seventeen and four tenths square kilometers (2,317.4 km(2)), as marked out by the geographic location and the coordinates of the connecting points of the boundary lines shown on Annex I attached hereto.

      The said total area of the Contract Area shall be reduced in accordance with Articles 4, 5 and 11 hereof.

      Associated with the Contract Area and included in the grants of rights hereunder will be a pipeline right-of-way, if required, from the Contract Area to an interconnection or Delivery Point.

3.2 Except for the rights as expressly provided by the Contract, no right is granted in favor of the Contractor to the surface area, subsurface area, lake bed, stream bed, subsoil and any bodies

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      of water or any natural resources or aquatic resources other than CBM, CBM
      Products and Liquid Hydrocarbons, existing therein and any things under the surface within the Contract Area.

ARTICLE 4: CONTRACT TERM

4.1 The term of the Contract shall include an exploration period, a development period and a production period.

4.2 The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of five (5) consecutive Contract Years, unless the Contract is sooner terminated, or the exploration period is extended in accordance with Article 24 hereof and Article 4.3 herein. The three (3) phases shall be as follows:

      the first phase of one (1) Contract Years (the first Contract Year) for reconnaissance;

      the second phase of two Contract Years (the second Contract Year through the third Contract Year) for core testing the third phase of two Contract Years (the fourth Contract Year through the fifth Contract Year) for Pilot Development.

4.3 If the time remaining in the exploration period when a CBM discovery is made within the Contract Area is not reasonably sufficient to complete the Pilot Development, or the time period for the Pilot Development of a CBM discovery extends beyond the expiration of the exploration period under a Pilot Development Work Program approved by JMC in accordance with Article 11 hereof, subject to CUCBM's approval the exploration period under
      Article 4.2 hereof shall be extended to the extent necessary to complete the Pilot Development.

      If there are no channels for transportation or market access or consuming facilities, or if the Parties have not concluded a long-term transportation and sales contract in respect of the CBM, CBM Products and/or Liquid Hydrocarbons during the exploration period or during the extended exploration period as provided for above, Contractor shall be granted an additional extension to the exploration period. The period of extension shall be approved by CUCBM and shall be for a reasonable five
      (5) year period in order to complete such long-term transportation and sales contract and allow transportation and market access and consuming facilities to develop. If a long-term transportation and sales contract is not concluded within the reasonable five (5) year extension to the exploration period, the Contract shall be terminated.

      Any extension to the exploration period granted under this Article 4.3 shall be for a period of time reasonably required to complete the above mentioned work and to develop transportation and market access and consumption facilities and for the Parties to negotiate long-term transportation and sales contracts in respect of CBM, CBM Products and/or Liquid Hydrocarbons in order to enable JMC to make a decision on the commerciality of the said CBM discovery in accordance with Article 11 hereof and submit an acceptable Overall Development Program to the Department or Unit for approval.

4.4 The development period of any CBM Field within the Contract Area shall begin on the date of approval of the Overall Development Program of the said CBM Field, and end on the date of the entire completion of the Development Operations set forth in the Overall Development Program (which may continue beyond the Date of Commencement of Commercial Production), excluding the time for carrying out other additional development projects during the production period in accordance with Article 11.10 hereof.

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4.5     The production period of any CBM Field within the Contract Area shall be a period beginning on the Date of Commencement of Commercial Production of the said CBM Field up to the Date of the expiration of the production period as specified in the approved Overall Development Program.
        However, the production period shall be extended for so long as there exist commercially recoverable reserves of CBM from the CBM Field. The extension of the production period shall not exceed the term of this Contract set forth under Article 4.7 herein.

        Under such circumstances as where the construction of a CBM Field is to be conducted on a large scale, and the time span required therefore is long, or where separate production of each of the multiple CBM producing zones of an CBM Field is required, or under other special circumstances, the production period thereof shall, when it is necessary, be properly extended with the approval of the Department or Unit.

4.6     Suspension or abandonment of production of a CBM Field.

4.6.1   Suspension of production from a CBM Field within the production period

        In the event that the Parties agree to suspend temporarily production from a CBM Field which has entered into commercial production, the Production Area covered by the CBM Field shall be retained within the Contract Area. In no event shall the period of such retention extend beyond the date of the expiration of the production period of that CBM Field. The duration of the relevant period of production suspension and the arrangement for the maintenance operations during the aforesaid period of suspension shall be proposed by the Operator, and shall be decided by JMC through discussion. With respect to the aforesaid CBM Field which has been suspended and retained within the Contract Area, in the event that production is restored during the period of such retention, the production period of that CBM Field shall be extended correspondingly. In the event that the Parties fail to reach an agreement on the restoration of production by the expiration of the production suspension period decided by JMC through discussion, the Party who wishes to restore production shall have the right to restore production solely. The other Party may later elect to participate in production by paying to the other Party its participating interest share of the costs incurred in restoring such production, but shall have no rights or obligations in respect of such CBM Field for the production during such solely restored production period.

        In any event, the obligation for abandonment and site restoration shall rest solely with the Party(s) which participate in the restored production; which shall indemnify and hold harmless any non-participating Party from any costs, expenses or claims arising out of such obligation.

4.6.2   Abandonment of production from a CBM Field within the production period.

4.6.2.1 During the production period, either Party to the Contract may propose to abandon production from any CBM Field within the Contract Area, provided, however, that prior written notice shall be given to the other Party to the Contract. The other Party shall make a response in writing within ninety (90) days from the date on which the said notice is received. If the other Party also agrees to abandon production from the said CBM Field, then abandonment costs shall be paid by the Parties in proportion to their participating interests in such CBM Field. The Parties shall abandon such CBM Field in accordance with procedure agreed on by the Parties. From the date on which the abandonment is completed, the production period of such CBM Field shall be terminated and such CBM Field shall be excluded from the Contract Area.

4.6.2.2 If the Contractor notifies CUCBM in writing of its decision to abandon production from a CBM Field while CUCBM decides not to abandon production from said CBM Field, then from the date on which the Contractor receives CUCBM's written response of its aforesaid decision (the "Abandonment Date"), all of the Contractor's rights and obligations under the Contract in respect of said CBM Field, including, but not limited to, any obligation with respect to abandonment and site restoration in respect of such CBM Field, shall be transferred

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      to CUCBM and terminated automatically with respect to Contractor, provided that the Contractor shall not transfer to CUCBM any of the Contractor's debts, existing liabilities and obligations in respect of the said CBM Field. In addition, the Contractor shall undertake its existing liabilities and obligations under the Contract prior to the Abandonment Date. From the Abandonment Date, the said CBM Field shall be excluded from the Contract Area.

4.7 The term of the Contract shall not go beyond thirty (30) consecutive Contract Years from the Date of Commencement of the Implementation of the Contract, unless otherwise stipulated hereunder.

ARTICLE 5: RELINQUISHMENT OF THE CONTRACT AREA

5.1 The Contractor shall relinquish a portion or portions of the Contract Area in accordance with the following provisions:

5.1.1 In any of the following cases, the Contractor shall relinquish the remaining Contract Area, except for any Development Area, a possible or proposed Development Area and/or Production Area:

      (a) at the expiration of the last phase of the exploration period (including extensions) as mentioned in Article 4.2 hereof; or

      (b) at the expiration of the said exploration phase if the Contractor exercises its option under Article 6.3 (b) hereof; or

      (c) at the expiration of the extended period, in the event that the exploration period is extended in accordance with Article 4.3 or
            Article 24 hereof.

5.1.2 In the execution of Article 5.1.1 herein, a Production Area and/or Development Area or any area proposed by Contractor corresponding to a CBM Discovery with a possibility of or potential for Pilot Development or awaiting Pilot Development and/or under a Pilot Development or included in an Overall Development Program awaiting approval, shall not be regarded as an area to be relinquished.

5.1.3 At the expiration of the production period of any CBM Field as specified in Article 4.5 hereof, such CBM Field within the Contract Area shall be excluded from the Contract Area.

5.2 Within ninety (90) days prior to the date of relinquishment of the Contract Area, the Contractor shall submit to CUCBM a report on its completed Exploration Operations on the areas proposed to be relinquished, including a map showing the proposed areas to be relinquished with the geographic location and the coordinates of the connecting points of the boundary lines.

5.3 In the exploration period, the Contractor shall bear the fee for CBM exploration rights of the Contract Area to be paid in accordance with the relevant laws and regulations of the People's Republic of China. In the development period and production period, CUCBM and the Contractor shall, in proportion to their respective participating interests, bear the fee for CBM mining rights of the Development Area and Production Area paid in accordance with relevant laws and regulations of the People's Republic of China. The fees for CBM exploration and mining rights shall be paid and are cost recoverable pursuant to Article 5.2.20 of Annex II hereof.

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ARTICLE 6: MINIMUM EXPLORATION WORK COMMITMENT AND EXPECTED MINIMUM EXPLORATION
EXPENDITURES

6.1 The Contractor shall begin to perform the Exploration Operations within six (6) months after the Date of Commencement of the Implementation of the Contract, unless otherwise agreed upon by the Parties.

6.2 The Contractor shall fulfill the minimum exploration work commitment and expected minimum exploration expenditures for each phase of the exploration period in accordance with the following provisions:

6.2.1 During the first phase of the exploration period, the Contractor shall:

            Drill one (1) Exploration Well with footage totaling seven hundred
            (700) meters estimated to cost three hundred fifty thousand US dollars (US$350,000), or acquire an equivalent amount of seismic equal to the estimated cost of drilling one (1) exploration well.

6.2.2 During the second phase of the exploration period, the Contractor shall:

      (a) Drill two (2) Exploration Wells with footage totaling one thousand four hundred (1,400) meters;

      (b) Spend seven hundred thousand (US$700,000) U.S. dollars as its expected minimum exploration expenditures for such Exploration Operations.

6.2.3 During the third phase of the exploration period, the Contractor shall:

      (a) drill and complete one (1) Pilot Development consisting of six (6) wells; and

      (b) spend one million eight hundred thousand (US$1,800,000) U.S. dollars as its expected minimum exploration expenditures for such Exploration Operations.

6.2.4 With respect to the minimum exploration work commitment for each phase of the exploration period committed by the Contractor in accordance with Articles 6.2.1, 6.2.2 and 6.2.3 herein, when calculating whether the minimum exploration work commitment has been fulfilled, the number of Exploration Wells and Pilot Development Wells shall be the basis of such calculation.

6.3 At the expiration of the first and second phases of the exploration period, the Contractor has options (a), (b), or (c) and at the expiration of the third phase of the exploration period options (b) or (c) as follows:

      (a)   to enter the next phase and continue exploration; or

      (b) to conduct Development Operations and Production Operations only on any CBM discoveries in accordance with the procedures under Article 11 hereof provided, however, that the minimum exploration work commitments up to the date of such expiration of the said exploration phase have been fulfilled and the areas specified in
            Article 5 hereof have been relinquished; or

      (c)   to terminate the Contract.

6.4 At the expiration of any phase of the exploration period, if the actual exploration work fulfilled by the Contractor is less than the minimum exploration work commitment set forth for the said exploration phase, and if the Contractor opts to enter the next phase and continue

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

      exploration under Article 6.3 (a) herein, the Contractor shall give reasons to CUCBM for the underfulfillment. The unfulfilled balance of the said phase shall be added to the minimum exploration work commitment for the next exploration phase.

      At any time within the exploration period, if there is any potential CBM discovery, JMC shall, at the request of any Party to the Contract, discuss the possibility of amending the exploration work. Any Exploration Wells added by any such amendment shall be deducted from and/or credited against the minimum exploration work commitment.

6.5 Where the Contractor has fulfilled ahead of time the minimum exploration work commitment for any phase of the exploration period, the duration of such exploration phase stipulated in Article 4.2 hereof shall not be shortened thereby, and if the exploration work actually fulfilled by the Contractor exceeds the minimum exploration work commitment for the said exploration phase, the excess part shall be deducted from and/or credited against the minimum exploration work commitment for the next exploration phase.

6.6 If any addition or deduction is made under Article 6.4 or Article 6.5 herein in regard to the minimum exploration work commitment for any phase of the exploration period, the increased or reduced exploration work shall become the new minimum exploration work commitment for the Contractor to fulfill in the said phase.

6.7 At the expiration of any phase during the exploration period, if the exploration work actually fulfilled by the Contractor is less than the minimum exploration work commitment for such phase or less than the new minimum exploration work commitment in Article 6.6 herein, and if, regardless of whether the expected minimum exploration expenditures are fulfilled or not fulfilled, the Contractor opts to terminate the Contract under Article 6.3 (c) herein, or if the said phase is the last exploration phase, subject to the approval of the Department or Unit the Contractor shall be allowed to transfer its unfulfilled minimum exploration work commitment to another Contract Area as agreed by the Contractor and CUCBM, or the Contractor shall, within thirty (30) days from the date of the decision of its election to terminate the Contract or within thirty (30) days from the date of the expiration of the exploration period, pay CUCBM only any unfulfilled balance of the minimum exploration work commitment ( or of the new such commitment) in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II-Accounting Procedure hereto. However, if the minimum exploration work commitment for the exploration period is fulfilled while its expected corresponding minimum exploration expenditures are not fulfilled, the unfulfilled part shall be deemed as a saving and shall not be paid to CUCBM.

6.8 Contractor shall be allowed the flexibility to transfer all or any part of the minimum exploration work commitment under this Contract to another contract area and vice versa. The minimum exploration work commitment transferred from another contract area to this Contract and vice versa shall be credited toward the satisfaction of the aggregate exploration work commitments for both this Contract Area and to the contract area from which the minimum exploration work commitment was transferred. Nothing herein contained shall be construed or interpreted to allow any reduction in the aggregate minimum exploration work commitment for any phase of the exploration period for this Contract or the contract area from which the exploration work commitment was transferred.

ARTICLE 7: MANAGEMENT ORGANIZATION AND ITS FUNCTIONS

7.1 For the purpose of the proper performance of the CBM Operations in the CBM Fields, the Parties shall establish a Joint Management Committee (JMC) within forty-five (45) days from the Date of Commencement of the Implementation of the Contract.

7.1.1 CUCBM and the Contractor shall each have the right to appoint an equal number of representatives (two to five each) to form JMC, and each Party to the Contract shall designate

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

      one of its representatives as its chief representative. The representative of the Operator among the companies comprising the Contractor shall be the chief representative of the Contractor. Either Party may replace any of its representatives, or designate another representative as its chief representative, by a written notice to the other Party, pursuant to
      Article 29.2 hereof. All the aforesaid representatives shall have the right to present their views on the proposals at the meetings held by JMC. When a decision is to be made on any proposal, the chief representative from each Party to the Contract shall be the spokesman on behalf of the Party to the Contract.

      The Chairman of JMC shall be the chief representative designated by CUCBM, and the Vice-Chairman shall be the chief representative designated by the Contractor. The Chairman of JMC shall preside over meetings of JMC. In his absence, one representative present at the meeting from CUCBM shall be designated to act as the chairman of the meeting. In the absence of the Vice-Chairman of JMC, one representative present at the meeting from the Contractor shall be designated to act as the Vice-Chairman of the meeting. The Parties may, according to need, designate a reasonable number of advisers who may attend, but shall not be entitled to vote at JMC meetings.

7.1.2 A regular meeting of JMC shall be held at least once a Calendar Quarter, and other meetings, if necessary, may be held at any time at the request of any Party to the Contract, upon giving reasonable notice to the other Party of the date, time and location of the meeting and the items to be discussed.

7.2   The Parties shall empower JMC to:

7.2.1 Review and approve the Work Programs and budgets proposed by the Operator and subsequent amendments thereto;

7.2.2 Determine the potential commerciality of each Coalbed Methane Discovery that has been made in accordance with the Operator's Pilot Development report and report its decision to CUCBM for confirmation;

7.2.3 Review and approve the Overall Development Program and budget for each CBM Field and the amendments to the budget;

7.2.4 Approve or confirm the following items of procurement and expenditures:

      (a) approve procurement of any item within the budget with a unit price exceeding Five Hundred Thousand U.S. dollars (U.S. $500,000) or any single purchase order of total monetary value exceeding Two Million U.S. dollars (U.S. $2,000,000);

      (b) approve a lease of equipment, or an engineering subcontract or a service contract within the budget of a monetary value exceeding Two Million U.S. dollars (U.S. $2,000,000); and

      (c) confirm excess expenditures pursuant to Article 10.2.1 hereof and the expenditures pursuant to Article 10.2.2 hereof;

7.2.5 Propose and announce the Date of Commencement of Commercial Production of each CBM Field within the Contract Area;

7.2.6 Determine the type and scope of information and data provided to any Third Party in accordance with Article 21.5 hereof;

7.2.7 Approve the boundaries of the Development Area and the Production Area of each CBM Field;

7.2.8  Review and approve the Joint Operating Agreement in accordance with
       Article 8.8 hereof;

7.2.9 Review and approve the insurance program proposed by the Operator and emergency procedures on safety and environmental protection;

7.2.10 Review and approve personnel training programs;

7.2.11 Review and approve minutes and/or resolutions of JMC meetings, and discuss, review, decide and approve other matters that have been proposed by either Party to the Contract or submitted by the expert groups pursuant to Article 7.4.2 hereof or by the Operator; and

7.2.12 Review and examine matters required to be submitted to relevant authorities of the Chinese Government and/or CUCBM for approval or confirmation.

7.3 Decisions of JMC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as formal decisions and shall be equally binding upon the Parties. When matters upon which agreement cannot be reached arise, the Parties may convene another meeting in an attempt to find a new solution thereto based on the principle of mutual benefit.

7.3.1 During the exploration period, the Parties shall endeavor to reach agreement through consultation on exploration programs and annual exploration Work Programs. If the Parties fail to reach agreement through consultation within thirty (30) days of first being considered by JMC, the Contractor's proposal shall prevail, provided that such proposal is not in conflict with the relevant provisions in Articles 4, 5 and 6 hereof.

7.3.2 If it is considered by the chairman and/or the vice chairman or their nominees that a matter requires urgent handling or may be decided without convening a meeting, JMC may make decisions through facsimiles or the circulation of documents.

7.4    JMC shall establish the following subordinate bodies:

7.4.1  Secretariat

       The secretariat shall be a permanent organization consisting of up to two
       (2) secretaries. One secretary shall be appointed by each of the Parties or they may share one. The secretaries shall not be members of JMC, but may attend meetings of JMC to perform the following duties:

       (a)    to keep minutes of meetings;

       (b)    to prepare summaries of the resolutions for JMC meetings;

       (c)    to draft and transmit notices of meetings; and

       (d) to receive and transmit proposals, reports or plans submitted by the Operator and/or proposed by any Party to the Contract, that require discussion, review or approval by JMC.

7.4.2  Expert Groups

       Advisory expert groups shall be established in accordance with the requirements of the Coalbed Methane Operations in various periods. Each expert group shall consist of an equal number of CUCBM Personnel and the Contractor's employees, and, with the agreement of JMC, any other personnel. JMC shall discuss and decide upon their establishment or dissolution, size, tasks, location of their work and the appointment of their leaders in accordance with the requirements of their work. The expert groups which should be of a reasonable size and number shall have the following functions:

       (a) to discuss and study matters assigned to them by JMC and submitted by the Operator to JMC for its review and approval and any other matter assigned to them by JMC and to make constructive suggestions to JMC;

       (b) to have access to and observe and investigate the Coalbed Methane Operations conducted by the Operator without affecting such Operations at Operator's office and operating sites as work requires and to submit relevant reports to JMC; and

       (c)    to attend meetings of JMC as observers at the request of JMC.

7.5 When any of the companies comprising the Contractor acts as the Operator, CUCBM shall have the right to assign mutually acceptable qualified professional representatives to the Operator's administrative and technical departments which are related to the CBM Operations. These professional representatives from CUCBM shall have specific job duties and responsibilities in relation to the CBM Operations.

       The professional representatives of CUCBM shall have access to the centers of research, design, and data processing related only to the execution of the Contract and to the operating sites to observe all the non-proprietary activities and study all the information with respect to the CBM Operations. Whether to provide such access to the aforesaid centers outside the People's Republic of China shall be decided by JMC through discussion. If the decision is made, such access shall be arranged by the Operator and the Operator shall use all reasonable endeavors to assist the professional representatives to have access to Third Parties' sites. The work of professional representatives of CUCBM shall be arranged by the manager(s) of the departments of the Operator in which professional representatives' work.

       Professional representatives of CUCBM, except for CUCBM's procurement professional representatives who shall undertake their functions in accordance with Article 7.6 herein, shall not interfere in the decision making on relevant matters by departmental manager(s) of the Operator. However, such professional representatives shall have the right to make proposals and comments to departmental manager(s) of the Operator or to report directly to CUCBM's representatives in JMC.

7.5.1 On the principle of mutual cooperation and coordination, the Operator shall provide the professional representatives with necessary facilities and assistance to perform office work and to observe the operating sites.

7.5.2 The number of professional representatives, which shall be a reasonable number and consistent with accepted international CBM industry practice and sound economic practice, shall be decided by JMC through consultations. All professional representatives shall abide by Operator's health, safety, and environmental guidelines and policies.

7.6 When any of the companies comprising the Contractor acts as the Operator, in respect of the items listed in the procurement plan, the procedures and provisions hereunder shall be followed:

7.6.1 The procurement department of the Operator shall inform the procurement professional representatives appointed by CUCBM of all the items of procurement and specifications relating thereto.

7.6.2 The Operator shall be subject to Articles 15.1 and 15.3 hereof and reach agreement through consultation with the procurement professional representatives of CUCBM when preparing the procurement plan in accordance with the Work Program and budget. The Operator and the procurement professional representatives of CUCBM shall work out an inventory listing the equipment and materials which can be made and provided in China and a list of manufacturers, engineering and construction companies and enterprises in China which are qualified and can provide acceptable services and undertake subcontracting work.

7.6.3 Unless otherwise agreed upon by the Parties, the Operator shall, in general, make procurement by means of calling for bids and shall notify at the same time qualified manufacturers and enterprises concerned both inside and outside China, and the work of calling for bids shall be done within the territory of China.

7.6.4 When any procurement is to be made by means of calling for bids, the manufacturers and enterprises in China applying for bidding which the Parties agree are qualified and are included in a list delivered in advance to the Operator by the procurement professional representatives of CUCBM shall be invited to submit bids. The Parties will identify proposed bidders that are subsidiaries or affiliates of the Parties. The procurement professional representatives of CUCBM shall have the right to take part in the work of calling for bids, including examination of the list of bidders to be invited, preparing and issuing bidding documents, opening bids, evaluation and normalization of bids, and shall have the right to consult with the Operator on the determination of award of contracts and to participate in negotiations for various contracts.

       The professional representatives of CUCBM involved with procurement shall have the proper authority to evaluate and make decisions on behalf of CUCBM. When the evaluation of bids and decisions based thereon is not unanimous, the evaluation of the Operator shall prevail and decisions shall be based thereon. The foregoing shall be handled in an expeditious, efficient and timely manner.

7.6.5 With respect to the items of procurement by means other than calling for bids, the Operator and the procurement professional representatives of CUCBM shall, in accordance with the provisions specified in Article 7.6.2 herein, define those items which are to be procured in the People's Republic of China and those items which are to be procured abroad.

7.7 All salaries, costs and expenses with respect to the staff members of the Parties in the subordinate bodies of the JMC established in accordance with Article 7.4 herein, those with respect to the professional representatives referred to in Article 7.5 herein, and those with respect to the representatives of JMC referred to in Article 7.1.1 herein while attending JMC meetings, shall be paid by the Operator and charged respectively to the exploration costs, development costs and operating costs in accordance with Annex II- Accounting Procedure hereto. During the exploration period, all salaries, costs and expenses with respect to the staff members of CUCBM in the subordinate bodies of JMC, the CUCBM professional representatives and the CUCBM representatives of JMC shall be paid by the Operator in accordance with Annex III - Personnel Costs hereto. All salaries, costs and expenses with respect to the above mentioned personnel to be paid and charged during the development period and production period shall be determined by the Parties through consultation. It is understood no salary duplication for any individual shall be allowed. In the event any individual occupies more than one chargeable position, then the higher applicable salary shall be charged to the Joint Account for the period during which the higher position is occupied.

7.8 The specific responsibilities and working procedures within JMC shall be proposed by the Parties, and discussed and determined by JMC in accordance with the relevant provisions herein.

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

ARTICLE 8: OPERATOR

8.1 The Parties agree that Phillips China Inc. shall act as the Operator for the CBM Operations within the Contract Area, unless otherwise stipulated in Article 8.8 herein and Article 29.4 hereof.

8.2 For the implementation of the Contract, each company comprising the Contractor shall register with the State Administration for Industry and Commerce of the People's Republic of China, or if any such company is already registered, such company shall amend its registration to include the Contract in accordance with the relevant provisions of the State Administration for Industry and Commerce. CUCBM shall, at the request of the Contractor, provide assistance for this purpose.

       The person designated by Operator to be in charge of CBM Operations shall have the full right to represent the Contractor in respect of the performance of the CBM Operations. The names, positions and resumes of the staff and organization chart of the Operator shall be submitted in advance to CUCBM and the appointment of the Operator's senior staff must be subject to the consent of CUCBM.

       The parent corporation of each company comprising the Contractor which is not itself a parent corporation shall, at the request of CUCBM, provide CUCBM with a written performance guarantee acceptable to CUCBM.

8.3    The Operator shall have the following obligations:

8.3.1 To apply the appropriate and advanced technology and business managerial experience of the Contractor or its Affiliates to perform the CBM Operations reasonably, economically and efficiently in accordance with sound international practice.

8.3.2 To prepare Work Programs and budgets related to the CBM Operations and to carry out the approved Work Programs and budgets.

8.3.3 To be responsible for procurement of installations, equipment, and supplies and entering into subcontracts and service contracts related to the CBM Operations, in accordance with the approved Work Programs and budgets and the applicable provisions of Articles 7.2.4, 7.6 and 10.2 hereof.

8.3.4 To prepare in advance, in accordance with Article 16 hereof, a personnel training program and budget before the commencement of the Exploration Operations, Development Operations and Production Operations respectively, and, in accordance with the said program and budget, to be responsible for preparing an annual personnel training program and budget and carrying out the annual program and budget after approval by JMC.

8.3.5 To establish an insurance program, and to enter into and implement the insurance contracts in accordance with Article 20 hereof.

8.3.6 To issue cash-call notices to all the Parties to the Contract to raise the required funds based on the approved budgets and in accordance with
       Article 12 hereof and Annex II - Accounting Procedure hereto.

8.3.7 To maintain complete and accurate accounting records of all costs and expenditures of the CBM Operations in accordance with the provisions of Annex II - Accounting Procedure hereto and to keep the accounting books secure and in good order.

8.3.8 To make necessary preparation for regular meetings of JMC, and to submit in advance to JMC necessary information related to the matters to be reviewed and approved by JMC.

8.3.9 To inform directly or indirectly all the Subcontractors which render services for the CBM Operations in China and all the Expatriate Employees of the Operator and of Subcontractors who are engaged in the CBM Operations in China that they shall be subject to the laws, decrees, and other rules and regulations of the People's Republic of China.

8.3.10  To report its work to JMC as provided in Article 7.2 hereof.

8.3.11 To research and conduct a CBM transportation and market study to underpin any determination of commerciality made pursuant to the terms and provisions of Article 11 hereof. Such costs incurred to perform and complete such CBM transportation and market study shall be charged to the joint account and shall be cost recoverable under the terms of this Contract.

8.4 In the course of the performance of the CBM Operations, any direct losses, arising strictly out of the gross negligence or willful misconduct of the Operator, (excluding personnel specified in Article
        1.2 of Annex III-Personnel Costs, hereto) shall be solely borne by the Operator. Losses arising from any cause other than strictly out of the gross negligence or willful misconduct of the Operator shall be borne by the Parties in accordance with their respective participating interest. The Operator shall use reasonable endeavors in accordance with international CBM industry practice to include provisions similar to this Article 8.4 herein in related subcontracts and service contracts. For the purposes of this Article 8.4 "gross negligence" means the willful and wanton disregard for harmful, avoidable, and foreseeable consequences.

8.5 In the course of the performance of the CBM Operations, the Operator shall handle the information, samples and reports in accordance with the following provisions:

8.5.1 The Operator shall provide CUCBM with various information, samples and data in accordance with relevant regulations and Annex IV - Data Control hereto except for proprietary information and data of Operator. The ownership of all the information, samples and data shall vest in CUCBM; and the Operator shall have the right to use and handle such information, samples and data in accordance with Annex IV - Data Control hereto. The information and data shall be reported to CUCBM at the same time that the Operator reports them to its parent corporation. Upon receipt by the Operator of any report from its parent corporation concerning such information and data, a copy of such report shall be furnished to CUCBM as soon as practicable.

8.5.2 The Operator shall furnish CUCBM in a timely manner with reports on safety, environmental protection and accidents related to the CBM Operations and with financial reports prepared in accordance with the provisions of Annex II - Accounting Procedure hereto.

8.5.2.1 The Operator shall conduct regular environmental, health and safety audits of systems, facilities, seismic, drilling, and production operations as determined by JMC to ensure compliance with Operator's and industry standards. All costs for such regular audits shall be charged to the joint account.

8.5.3 The Operator shall provide the non-Operator(s) of the Contractor with copies of the relevant data and reports reasonably required by non-Operator(s) and referred to in Articles 8.5.1 and 8.5.2 herein.

8.5.4 The Operator shall, at the request of any Party to the Contract, furnish that Party to the Contract with the following:

8.5.4.1 Procurement plans for purchasing equipment and materials, inquiries, offers, orders, construction and service contracts;

8.5.4.2 Technical manuals, technical specifications, design criteria, design documents (including design drawings), construction records and information, consumption statistics, equipment inventory, and spare parts inventory;

8.5.4.3 Technical investigation and cost analysis reports; and

8.5.4.4 Other information relating to the CBM Operations in the Contract Area already acquired by the Operator in the performance of the Contract.

8.6 In the course of performing the CBM Operations, the Operator shall abide by the laws, decrees, standards and other rules and regulations with respect to environmental protection and safety of the People's Republic of China and shall endeavor in accordance with the international CBM industry practice to:

8.6.1 Minimize the damage and destruction caused by the CBM Operations to the human and ecological environment;

8.6.2 Control blowouts promptly and prevent or avoid waste or loss of CBM discovered in or produced from the Contract Area;

8.6.3 Prevent land, forests, vegetation, crops, buildings and other installations from being damaged and destroyed; and

8.6.4 Minimize the danger to personnel safety and health by developing and implementing effective systems, policies and procedures.

8.7     Project Management Team

        In any CBM Field within the Contract Area where CUCBM has a participating interest in the development of the said Field, a project management team (hereafter referred to as "PMT") shall be established for the development of such CBM Field in the organization of the Operator within thirty (30) days from the date of approval of the Overall Development Program for the said Field. All subsequent CBM Fields within the Contract Area in which CUCBM has a participating interest shall be developed by a PMT.

        PMT shall comprise those personnel designated by the Parties and the number of CUCBM's personnel shall be no less than one third (1/3) of the total number of personnel within PMT. The Contractor shall designate a person acting as the manager of PMT, and CUCBM shall designate a person acting as the deputy manager of PMT.

        PMT shall be located at the Operator's office within the Chinese territory or as determined by JMC. The working location(s) of the members of PMT shall be decided according to the need of the work.

        The specific organization, staffing and working system of PMT and responsibilities and competence of various positions, including those of CUCBM's personnel assigned to PMT, shall be determined by the Parties through consultation prior to the approval of the Overall Development Program for the said CBM Field. The PMT shall exist for the period of the development of said CBM Field.

8.8     Performance of CBM Operations

8.8.1 No later than one (1) year prior to the projected date on which all development costs and the Deemed Interest thereon have been recovered ("Cost Recovery Date"), the Parties shall commence good faith negotiations on a joint operating agreement and the organization thereof in accordance with the Overall Development Program for the first CBM Field within the Contract Area, the expenses for which shall be charged to operating costs.

8.8.2 It is the intent of the Contractor and CUCBM that effective no later than said Cost Recovery Date, all CBM Operations within the Contract Area shall be conducted jointly by the Contractor and CUCBM as Operators in accordance with such joint operating agreement.

8.9 The expenses incurred in the transfer and takeover of the CBM Operations to CUCBM and Contractor as joint Operator shall be approved as budget items and charged to the operating costs in accordance with Annex II-Accounting Procedure.

8.10 With a view to efficiently conducting Work Programs approved by the JMC, the Operator shall have the right to use or occupy the land within or outside the Contract Area, including the right to use or acquire road transit rights and the right to use or to obtain CBM pipeline rights of way, inside or outside the Contract Area, subject to promulgated Chinese laws and regulations.

ARTICLE 9: ASSISTANCE PROVIDED BY CUCBM

9.1 To enable the Contractor to carry out expeditiously and efficiently the CBM Operations, CUCBM shall have the obligation to assist the Contractor at its request to:

9.1.1 Obtain the approvals or permits needed to open accounts with Bank of China;

9.1.2   Handle foreign exchange formalities;

9.1.3 Obtain office space, office supplies, transportation and communication facilities and make arrangements for accommodations as required, all at reasonable rates;

9.1.4   Handle customs formalities;

9.1.5 Obtain entry and exit visas and residence permits for Expatriate Employees who will come to China for the performance of the Contract, and for their dependents who will visit them or reside in China, and provide assistance for their transportation and moving as well as medical services and travel in China;

9.1.6 Obtain necessary permission to send abroad, if necessary, documents, data and samples for analysis or processing during the performance of the CBM Operations; and

9.1.7 Maintain liaison with central and local governments, and contact and coordinate with departments engaged in fishing, aquatic plants, stock raising, agriculture, meteorology, ocean shipping, civil aviation, railway, transportation, electric power, communications, and services for supply bases, for relevant matters and otherwise assist the Contractor in obtaining on a timely basis all approvals necessary for the conduct of the CBM Operations under the Contract;

9.1.8 Lease or use warehouses, yards, terminal facilities, barges, aircraft, pipelines and land, etc., in the implementation of the CBM Operations; and

9.1.9   Facilitate the Contractor's and Subcontractor's registration in China.

9.1.10 CUCBM shall assist in the development of transportation and marketing information.

9.2 In accordance with Article 15 hereof, CUCBM shall, at the request of the Contractor, assist the Contractor with the recruitment of Chinese Personnel.

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

9.3 CUCBM shall, at the request of the Contractor, provide the Contractor with data and samples, if any, from the Contract Area within CUCBM's and/or its Affiliates' control, at reasonable rates and in accordance with any relevant rules and regulations, and CUCBM shall also assist the Contractor to arrange the purchase of any other data including but not limited to environmental, hydrological, topographical and meteorological data at reasonable rates.

9.4 CUCBM shall, at the request of the Contractor, also assist the Contractor with matters other than those under Articles 9.1, 9.2 and 9.3 herein, including, but not limited to, the acquisition, at reasonable costs where applicable, of any rights of way necessary for transportation infrastructure, and the facilitation or bringing about of the granting of all approvals, permits and licenses related to the CBM Operations.

9.5 All expenses incurred in the assistance provided by CUCBM in accordance with this Article 9 shall be paid by the Contractor. Such yearly Assistance Fees shall not exceed the amounts set forth in Article 5.2.14.3(b) and (c) of the Accounting Procedure and shall be handled in accordance with the provisions of Annex II-Accounting Procedure hereto.

ARTICLE 10: WORK PROGRAM AND BUDGET

10.1 After the Date of Commencement of the Implementation of the Contract, the Operator shall propose and submit to JMC the annual Work Program and budget for the remainder of the same Calendar Year at the first regular meeting of JMC. Before the fifteenth (15th) day of September of each Calendar Year, the Operator shall complete and submit to JMC for its review an annual Work Program and budget for the next Calendar Year except as otherwise agreed by CUCBM. JMC shall either adopt the annual Work Program and budget as submitted or make such modifications agreed by the Parties. The adopted annual Work Program and budget shall be submitted to CUCBM for review and approval within one (l) month as of the date on which they are submitted to JMC. Within fifteen (15) days following the receipt of the annual Work Program and budget, CUCBM shall notify JMC in writing of its approval or disapproval or any modifications thereto with its detailed reasons. If CUCBM requests any modifications to the aforesaid annual Work Program and budget, the Parties shall promptly hold meetings to make modifications and any modifications agreed upon by the Parties shall be effected immediately. In case CUCBM fails to notify JMC in writing of its approval or disapproval or any modification within fifteen (15) days, the annual Work Program and budget adopted by JMC shall be deemed to have been approved by CUCBM. The Operator shall make its best efforts to perform the CBM Operations in accordance with the approved annual Work Program and budget. For reviewing Work Program and budget by JMC, the Operator shall provide to JMC the supporting data when requested. During the exploration period, the budgets so approved by CUCBM shall be sufficient to allow the Operator to fulfill the Work Programs and its obligations under the Contract.

10.2 The Operator may, in accordance with the following provisions, incur excess expenditures or expenditures outside the budget in carrying out the Work Program and budget, provided that the objectives of the approved Work Program and budget are not changed.

10.2.1 In carrying out an approved budget for a single item, such as for the drilling of a well, the Operator may, if necessary, incur excess expenditures of no more than ten percent (10%) of the budgeted amount except in the case of emergencies. The Operator shall report the aggregate amount of all such excess expenditures to JMC for confirmation on a Calendar Quarter basis.

10.2.2 For the efficient performance of the CBM Operations, the Operator may, without approval, undertake certain individual projects which are not included in the Work Program and budget, for a maximum expenditure of One Hundred Thousand U.S. Dollars (U.S.$100,000), but the Operator shall, within ten (10) days after such expenditures are incurred, report to JMC for confirmation. In case of emergency, the Operator may incur emergency expenditures for the

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

        amount actually needed but shall report such expenditures to JMC as soon as they are made. However, the said emergency expenditures shall not be subject to Articles 10.2.3 and 10.2.4 herein.

10.2.3  In the event that the aggregate of excess expenditures under Article
        10.2.1 herein and expenditures under Article 10.2.2 herein incurred in a Calendar Year cause the total expenditures of that Calendar Year to exceed the approved annual budget, such excess shall not exceed five percent (5%) of the approved annual budget for that Calendar Year. If the aforesaid excess is expected to be in excess of five percent (5%) of the annual budget, the Operator shall present its reasons therefore to JMC and obtain its approval prior to incurring such expenditures.

10.2.4 When JMC confirms the excess expenditures mentioned in Articles 10.2.1 herein, and the expenditures mentioned in Article 10.2.2 herein:

        (a) if expenditures or excess expenditures are determined to be reasonable, the Operator may incur such expenditures or excess expenditures again during the same Calendar Year, subject to
               Article 10.2 herein; or

        (b) if expenditures or excess expenditures are determined to be unreasonable, the Operator shall not incur such expenditures or excess expenditures again during the same Calendar Year and such unreasonable expenditures or excess expenditures shall be dealt with in accordance with Article 5.4 of Annex II-Accounting Procedure hereto. However, with respect to the joint operation conducted by the Contractor and CUCBM specified in Article 8.8 hereof, this provision shall not be applicable.

ARTICLE 11: DETERMINATION OF COMMERCIALITY OF CBM

11.1 If any CBM Discovery is made within the Contract Area, the Operator shall promptly report such discovery to JMC. If JMC or the Contractor makes a decision that a CBM Discovery is worthy of a Pilot Development, the Operator shall submit to JMC a Pilot Development Work Program which shall include disposal of any CBM and/or Liquid Hydrocarbons whether by sale, flaring or otherwise and a timetable for such CBM Discovery as soon as possible. Such Pilot Development Work Program shall be worked out no later than ninety (90) days from the date of the aforesaid decision made by JMC or the Contractor. The Pilot Development Work Program shall, in so far as is practicable, be based on conducting the Pilot Development work continuously, with a view to commencing operations within one hundred and eighty (180) days from the date of the aforesaid decision made by JMC or the Contractor.

11.2 After the approval by JMC of the Pilot Development Work Program referred to in Article 11.1 herein, the Operator shall carry out the operations as soon as possible without unreasonable delay in accordance with the timetable set forth in the approved Pilot Development Work Program.

11.3 Unless otherwise specified in the Pilot Development Work Program, within one hundred and eighty (180) days after the completion of the Pilot Development, the Operator shall submit to JMC a detailed report on the evaluation of the potential commerciality of the CBM discovery for review and discussion. Under special circumstances, the above-mentioned period may be reasonably extended upon agreement of the Parties.

        The Pilot Development report shall include an evaluation of geology, development, engineering and economics, the Maximum Efficient Rate (MER) and the estimated duration of the production period determined in accordance with the international CBM industry practice.

11.4 If JMC decides unanimously that a CBM Discovery is non-commercial, at the request of the Contractor, the corresponding area covered by the CBM Discovery may be retained in the Contract Area during the exploration period. But if, at the expiration of the exploration period, JMC unanimously still considers the said CBM Discovery to be non-commercial, the area covered by the CBM Discovery shall be excluded from the Contract Area. The preceding shall not apply to a CBM Field which in the opinion of either Party has potential commercial value but which has not been developed due to a lack of market, a shortage of consuming facilities or lack of transportation facilities and/or inability to negotiate long-term transportation and/or sales agreements.

        Prior to the expiration of the exploration period, if any Party considers that a CBM Discovery which has been determined to be non-commercial needs to be reappraised because of various favorable factors, the Operator shall work out a new evaluation report on that CBM Discovery and submit it to JMC for review and approval.

11.5 If the Contractor, prior to the expiration of the exploration period, advises JMC in writing that any CBM Discovery is non-commercial, the Contractor shall be deemed to have waived its rights of participating in the development of that CBM Field, then, CUCBM shall have the right to solely develop such potential CBM Field.

11.6 When the Parties consider a CBM Discovery to be potentially commercial, as the Operator, the Contractor shall, within a reasonable amount of time determined by JMC, prepare and submit to JMC an Overall Development Program for such CBM Discovery. The Parties shall also negotiate and enter into a mutually acceptable supplemental agreement in regard to the development of such CBM Field in a manner that shall not unreasonably interfere with the planned expansion of coal mining operations in the relevant coalfield. Upon receipt and approval of the Overall Development Program, JMC shall immediately forward the Overall Development Program to CUCBM. Within thirty (30) days of the receipt of the Overall Development Program, CUCBM shall submit the Overall Development Program and supplemental agreement to the competent authorities of the Chinese government for review and approval. Such Overall Development Program and supplemental agreement shall be regarded as an integral part of the Contract upon the approval of the competent authorities of the Chinese government.

11.7 Long-term CBM, CBM Products and Liquid Hydrocarbons transportation and sales agreements shall be concluded prior to the Determination of Commerciality.

11.8 In the event of a CBM Field Straddling a Boundary or of a potentially commercial CBM Discovery straddling a boundary of the Contract Area, CUCBM shall organize the Contractor and the neighboring party(ies) involved, which may include CUCBM and/or it's Affiliates, to work out a unitized or new Overall Development Program for such Field or Pilot Development work program for such CBM Discovery. If such area is controlled solely by CUCBM and/or its Affiliates, then the Contract Area shall be extended to cover the CBM Field with the approval of Department or Unit.

11.9 If a CBM Discovery without commercial value within the Contract Area and a CBM discovery outside the Contract Area can be most economically developed as a commercial CBM Field by common facilities jointly constructed; or if a CBM discovery without commercial value within the Contract Area can be economically developed as a commercial CBM Field by linking it up with existing facilities located outside the Contract Area, CUCBM shall organize the Contractor and the neighboring party(ies) involved, which may include CUCBM and/or its Affiliates, to work out an equitable agreement for construction or utilization and sharing the costs relative to said facilities.

11.10 In Article 11 those procedures which reference the Overall Development Program shall be applied by analogy in the following circumstances: additional development projects referring to the Overall Development Program designed either to improve the producing capability of the reservoir or to substantially increase the recoverable reserves therefrom through additional investments. Any extension of the production period of the CBM Field due to such additional development projects shall be subject to the related provision of Article 4.5 hereof.

11.11 Notwithstanding the Date of Commencement of Commercial Production or anything else to the contrary herein, the allocation of the production from a Pilot Development shall be governed by the principles set forth in Articles 12 and 13 hereof.

ARTICLE 12: FINANCING AND COST RECOVERY

12.1 Funds required for the CBM Operations shall be raised by the Operator in accordance with Work Programs and budgets determined pursuant to the relevant provisions of the Contract, the provisions described in Annex II - Accounting Procedure hereto, and the provisions of this Article 12.1.

12.1.1 All the exploration costs required for Exploration Operations shall be provided solely by the Contractor. For purpose of the Contract, all costs incurred during the extended period described in Article 4.3 hereof shall be deemed exploration costs and shall be provided solely by the Contractor.

12.1.2 The development costs required for Development Operations in each CBM Field within the Contract Area shall be provided by CUCBM and the Contractor in proportion to their respective participating interests: thirty percent (30%) by CUCBM and seventy percent (70%) by the Contractor, unless CUCBM applies the provisions of the second paragraph of this Article 12.1.2 herein.

        In the event that CUCBM, at its option, decides not to participate in the development of a CBM Field or decides to participate in the development of such CBM Field to an extent of less than thirty percent (30%) of the participating interest, CUCBM shall notify the Contractor in writing of its decision of non-participation or a specific lesser percentage of the participating interests before the Pilot Development report is reviewed by JMC pursuant to Article 11.3 hereof. In such case, if CUCBM does not participate in the development of such CBM Field, the development costs therein shall be borne solely by the Contractor, or in case CUCBM participates in the development of such CBM Field to an extent of less than thirty percent (30%) of the participating interests, such development costs shall be borne by the Parties in proportion to their actual respective participating interests.

12.1.3 The operating costs incurred for the performance of the Production Operations of each CBM Field before the Date of Commencement of Commercial Production shall be considered as development costs. The operating costs so incurred after the Date of Commencement of Commercial Production shall be paid respectively by CUCBM and the Contractor in proportion to their participating interests of the said CBM Field.

12.1.4 The Parties, at each other's request, shall cooperate and assist each other to facilitate the financing of CBM Operations on the best terms and conditions available. For the purpose of implementation of the Contract, CUCBM agrees that the Contractor may, when financing, use the entitlement of its share of production under the Contract as security for loans, provided that the Contractor shall advise CUCBM in advance and the loan application therefore shall be examined by CUCBM, and provided further that the rights and interests of CUCBM under the Contract shall not be impaired thereby. If CUCBM does not object to the loan application within thirty (30) days of the receipt thereof, then the rights and interests of CUCBM under the Contract shall be deemed not impaired thereby.

12.2 All the costs and Pre-Contract Costs incurred in the performance of CBM Operations shall be recovered in accordance with Annex II - Accounting Procedure hereto and the following provisions:

12.2.1 The operating costs for any given Calendar Year actually incurred by CUCBM and the Contractor in respect of each CBM Field pursuant to
         Article 12.1.3 herein, shall be recovered in kind by the Parties out of the CBM and Liquid Hydrocarbons produced from the said CBM Field during that Calendar Year in accordance with Annex II - Accounting Procedure hereto, after the operating costs have been converted into a quantity of CBM and Liquid Hydrocarbons on the basis of the CBM price and Liquid Hydrocarbons price determined in accordance with Article 14 hereof. Unrecovered operating costs shall be carried forward to the succeeding Calendar Year(s).

12.2.2 The exploration costs incurred by the Contractor and the Pre-Contract Costs incurred by CUCBM shall be recovered as follows:

         After the Date of Commencement of Commercial Production of a CBM Field within the Contract Area, the exploration costs incurred by the Contractor and Pre-Contract Costs incurred by CUCBM in respect of the Contract Area shall be recovered in kind out of the CBM and Liquid Hydrocarbons produced from any CBM Field within the Contract Area in accordance with Article 13.2.2.2 hereof, after the exploration costs and Pre Contract Costs have been converted into a quantity of CBM and Liquid Hydrocarbons based on the CBM price and Liquid Hydrocarbons price determined in accordance with Article 14 hereof. The exploration costs and Pre-Contract Costs shall be recovered without any Deemed Interest.

         If no CBM Field is discovered within the Contract Area, the exploration costs incurred by the Contractor and the Pre-Contract Costs incurred by CUCBM shall be deemed as their loss. Under no circumstances shall CUCBM reimburse the Contractor for such loss.

12.2.3 The development costs in respect of each CBM Field incurred by CUCBM and the Contractor and Deemed Interest thereon shall be recovered as follows:

12.2.3.1 After the Date of Commencement of Commercial Production of any CBM Field within the Contract Area, the development costs in respect of such CBM Field incurred by CUCBM and the Contractor and Deemed Interest thereon calculated in accordance with Article 12.2.3.2 herein shall be recovered in kind out of the CBM and Liquid Hydrocarbons produced from such CBM Field in accordance with Article 13.2.2.2 hereof, after the development costs and Deemed Interest thereon have been converted into a quantity of CBM and Liquid Hydrocarbons based on the CBM price and Liquid Hydrocarbons price determined in accordance with Article 14 hereof.

12.2.3.2 Deemed Interest on the development costs incurred by CUCBM and the Contractor for each CBM Field within the Contract Area shall be calculated at a fixed annual compound rate of nine percent (9%) from the first day of the month following the month in which such development costs expended by each Party to the Contract are actually recorded in the Joint Account by the Operator. The detailed method of such calculation shall be as provided in Annex II - Accounting Procedure hereto.

12.2.4 Any CBM and Liquid Hydrocarbons extracted and delivered from a CBM Field before the Date of Commencement of Commercial Production shall be allocated in accordance with Article 12 and Article 13 hereof.

ARTICLE 13: CBM PRODUCTION AND ALLOCATION

13.1 The Operator shall, in accordance with the production profile, adjusted as the case may be, set forth in the approved Overall Development Program for each CBM Field, work out a CBM production and joint marketing plan for each CBM Field in each Calendar Year and carry out CBM production pursuant to such plan. Such plan shall have the Operator receiving all proceeds from sales and making payments and accounting for cost recovery as detailed below.

13.2 The Annual Gross Production of CBM and Liquid Hydrocarbons of each CBM Field within the Contract Area in each Calendar Year during the production period shall be allocated in accordance with the following sequence and proportions:

13.2.1 The percentages of the Annual Gross Production of CBM and Liquid Hydrocarbons specified in paragraphs (a) and (b) hereunder shall be used for payments of the Value Added Tax and of Royalty respectively and shall be paid in kind to the relevant authorities of the Chinese Government through CUCBM.

         (a) Five percent (5%) of the Annual Gross Production of CBM and Liquid Hydrocarbons shall be paid in kind to the competent authorities for payment of the Value Added Tax in accordance with relevant rules and regulations of the People's Republic of China through CUCBM; and

         (b) Payment of Royalty shall be made pursuant to the relevant rules and regulations of the People's Republic of China through CUCBM.

13.2.2 Seventy-five percent (75%) of the Annual Gross Production of CBM and Liquid Hydrocarbons shall be deemed as the "cost recovery CBM and Liquid Hydrocarbons" and shall be used for payments or for cost recovery in the following sequence:

13.2.2.1 Payment in kind for the operating costs actually incurred but not yet recovered by the Parties pursuant to Article 12.2.1 hereof based on the price of the said "cost recovery CBM and Liquid Hydrocarbons" determined in accordance with Article 14 hereof.

13.2.2.2 The remainder of the "cost recovery CBM and Liquid Hydrocarbons" shall, after payment for operating costs in accordance with Article 13.2.2.1 herein, be deemed as "investment recovery CBM and Liquid Hydrocarbons". Such "investment recovery CBM and Liquid Hydrocarbons" shall be used for the recovery of the exploration costs incurred and not yet recovered by Contractor in respect of the Contract Area and for the recovery of Pre-Contract Costs incurred and not yet recovered by CUCBM in respect of the Contract Area.. The "investment recovery CBM and Liquid Hydrocarbons" shall also be used for the recovery of the development costs in respect of the CBM Field itself which have been incurred but not yet recovered by CUCBM and the Contractor in accordance with Articles 12.2.2 and 12.2.3 hereof, and Deemed Interest thereon. The method of recovery and the recovery sequence are as follows:

         (a) Beginning in the Calendar Year during which the production of any CBM Field within the Contract Area commences, the "investment recovery CBM and Liquid Hydrocarbons" referred to in Article 13.2.2.2 herein, based on the price which has been determined in accordance with Article 14 hereof, shall be paid in kind simultaneously on a 50% - 50% basis to the Contractor for the recovery of the exploration costs which have been incurred in respect of, but have not yet been recovered from, the Contract Area and to CUCBM for the recovery of Pre-Contract Costs which have been incurred in respect of, but have not yet been recovered from, the Contract Area. If CUCBM recovers its Pre-Contract Costs prior to Contractor's recovery of its exploration costs, that portion of the "investment recovery CBM and Liquid Hydrocarbons" previously paid to CUCBM shall then be paid to Contractor for the cost recovery of Contractor's unrecovered exploration costs.

                The total amount of Pre-Contract Costs that can be recovered by CUCBM under this Article 13.2.2.2(a) from all CBM Fields in the Contract Area during the recovery of exploration costs shall be One Million Two Hundred Forty Thousand U.S. dollars (US$1,240,000.00).

                The unrecovered exploration costs and the unrecovered Pre-Contract Costs shall be carried forward to and recovered from the "investment recovery CBM and Liquid Hydrocarbons" in succeeding Calendar Years until fully recovered by the Contractor.

         (b) Beginning in the Calendar Year during which the exploration costs incurred by the Contractor and the Pre-Contract Costs incurred by CUCBM in respect of the Contract Area have been fully recovered, the remainder of the "investment recovery CBM and Liquid Hydrocarbons" of a CBM Field shall be used for the simultaneous recovery of the development costs incurred and not yet recovered respectively by CUCBM and the Contractor and Deemed Interest thereon in respect of such CBM Field in proportion to their respective participating interests therein based on the price of such remainder of the "investment recovery CBM and Liquid Hydrocarbons" determined in accordance with Article 14 hereof. The unrecovered development costs and Deemed Interest thereon shall be carried forward to and recovered from the "investment recovery CBM and Liquid Hydrocarbons" in succeeding Calendar Years until fully recovered.

         (c) During the production period of a CBM Field, costs for an additional development project incurred pursuant to Article
                11.9 hereof and Deemed Interest thereon shall be recovered together with the unrecovered development costs and Deemed Interest thereon. If the development costs and Deemed Interest thereon have been fully recovered, then costs for the said additional development project and Deemed Interest thereon shall be recovered from the "investment recovery CBM and Liquid Hydrocarbons" of such CBM Field referred to in Article
                13.2.2.2 herein in accordance with the provisions specified in
                Article 13.2 herein. The unrecovered costs for the additional development project and Deemed Interest thereon shall be carried forward to and recovered in succeeding Calendar Years until fully recovered.

         (d) After the recovery of a CBM Field's development costs and Deemed Interest thereon and/or costs for the additional development project and Deemed Interest thereon from the said CBM Field by the Parties, the remainder of the "investment recovery CBM and Liquid Hydrocarbons" shall automatically be regarded as part of the "remainder CBM and Liquid Hydrocarbons" referred to in Article 13.2.3 herein. By the date of expiration of the production period of a CBM Field pursuant to Article 4.5 hereof, if any development costs and Deemed Interest thereon and/or costs for the additional development project incurred in respect of such CBM Field and Deemed Interest thereon have not yet been fully recovered, then such unrecovered costs and Deemed Interest thereon shall be regarded as a loss, and the Parties shall bear the loss in proportion to their respective participating interests.

13.2.3 The remainder of the Annual Gross Production of CBM and Liquid Hydrocarbons after the allocation referred to in Articles 13.2.1 and
         13.2.2 herein shall be deemed as "remainder CBM and Liquid Hydrocarbons". Such "remainder CBM and Liquid Hydrocarbons" shall be divided into "share CBM and Liquid Hydrocarbons" of the Chinese side and "allocable remainder CBM and Liquid Hydrocarbons". The "allocable remainder CBM and Liquid Hydrocarbons" of each CBM Field in each Calendar Year shall be equal to the "remainder CBM and Liquid Hydrocarbons" of that Calendar Year multiplied by the factor (X) for each CBM Field within the Contract Area in that Calendar Year. The factor (X) of each CBM Field in each Calendar Year shall be determined in accordance with the following successive incremental tiers on the basis of the Annual Gross Production of CBM and Liquid Hydrocarbons from such CBM Field during that Calendar Year.

         Annual Gross Production             Factors (X) in Percentage
                    of                           Applicable to Each
       CBM and Liquid Hydrocarbons              Production Tier of
           From Each CBM Field                 Each CBM Field Within
          (Million Cubic Meters)                 the Contract Area

       equal to or less than 500             X(1) = 100 percent (100%)
       over 500 to 800                       X(2) = 99 percent (99%)
       over 800 to 1,200                     X(3) = 98 percent (98%)
       over 1,200 to 1,800                   X(4) = 95 percent (95%)
       over 1,800 to 2,500                   X(5) = 93 percent (93%)
       over 2,500 to 5,000                   X(6) = 91 percent (91%)
       over 5,000                            X(7) = 90 percent (90%)

       In the above table, it is assumed that each cubic meter of CBM has a heating value of thirty-six thousand and nine hundred sixty (36,960) BTU approximately. On this basis, a metric ton of Liquid Hydrocarbons in general will have a heating value of forty- three (43) million BTU, or equivalent to 1,164 cubic meters of CBM. 1.0 kilo calorie is equal to
       3.97 BTU. Adjustments will be made if actual heating value exceeds or is less than the above by ten percent (10%) or more.

       An example of application in calculating the factor (X):

       Assuming that there are two producing commercial CBM Fields A and B within the Contract Area and the Annual Gross Production of CBM and Liquid Hydrocarbons from CBM Field A in a Calendar Year is three thousand and sixty four (3,064) million cubic meters, and that from CBM Field B is four thousand five hundred and ninety (4,590) million cubic meters, the factor (X) of CBM Field A in that Calendar Year shall be:

             500X(1) + 300X(2) + 400X(3) + 600X(4) + 700X(5) + 564X(6)
       X = ------------------------------------------------------------X 100%
                                  3,064

       and the factor (X) of CBM Field B in that Calendar Year shall be:

            500X(1) + 300X(2) + 400X(3) + 600X(4) + 700X(5) + 2090X(6)
       X = ------------------------------------------------------------X 100%
                                 4,590

13.2.4 The "allocable remainder CBM and Liquid Hydrocarbons" of each CBM Field in each Calendar Year referred to in Article 13.2.3 herein shall be shared by the Parties in proportion to their respective participating interests in the development costs, thirty percent (30%) for CUCBM and seventy percent (70%) for the Contractor. In the event that CUCBM does not participate in the development of an CBM Field within the Contract Area, the Contractor shall obtain one hundred percent (100%) of the "allocable remainder CBM and Liquid Hydrocarbons" of that CBM Field. In the event that CUCBM participates to an extent less than thirty percent (30%) in the development of an CBM Field within the Contract Area, the "allocable remainder CBM and Liquid Hydrocarbons" of such CBM Field in that Calendar Year shall be shared by the Parties in proportion to their actual respective participating interests in such CBM Field.

13.3 Pursuant to the method of allocation specified in this Article, the Contractor may obtain an aggregate amount of CBM and Liquid Hydrocarbons consisting of the following three categories and shall be subject to
       Article 1.7 of Annex II.

13.3.1 The total amount of CBM and Liquid Hydrocarbons as converted from the actual operating costs paid by the Contractor in all CBM Fields in proportion to its participating interests in the development costs stipulated in Article 13.2.2.1 hereof when recovering such costs;

13.3.2 The total amount of the "investment recovery CBM and Liquid Hydrocarbons" from all CBM Fields due to the Contractor provided for in Article
       13.2.2.2 herein; and

13.3.3 The total amount of the "allocable remainder CBM and Liquid Hydrocarbons" of all CBM Fields due to the Contractor in accordance with Article 13.2.4 herein.

ARTICLE 14: QUALITY, QUANTITY, PRICE, AND DESTINATION OF CBM

14.1 In accordance with Article 13.3 hereof, the Contractor may obtain the aggregate amount of three (3) categories of the Coalbed Methane and Liquid Hydrocarbons referred to in Articles 13.3.1, 13.3.2 and 13.3.3 hereof.

14.2   Quality of the CBM and Liquid Hydrocarbons.

14.2.1 The quality analysis of CBM and Liquid Hydrocarbons produced from each CBM Field within the Contract Area shall be undertaken at the Delivery Point. Such analysis shall be carried out on a sample taken by the State Bureau of Import and Export Commodities Inspection (hereafter referred to as the "Bureau") or any representative agency authorized by the Bureau pursuant to standards issued by the State Bureau of Standardization of the People's Republic of China or by the Department or Unit. Such procedure shall be implemented in such a manner so as to avoid any unreasonable delay in the production of such CBM and/or Liquid Hydrocarbons.

14.3   Quantity of the Coalbed Methane and Liquid Hydrocarbons.

14.3.1 The quantity measurement of the CBM and/or Liquid Hydrocarbons produced from each CBM Field within the Contract Area, when being lifted, shall be made at a Delivery Point and with measuring devices both to be agreed upon by the Parties. A relevant measuring organization of the Chinese Government or a representative agency authorized thereby shall, at appropriate regular intervals, calibrate all the measuring devices, conduct special testing and issue certificates of qualification with respect thereto or confirm their qualification before the measuring devices are put into use. The quality and quantity of the CBM and/or Liquid Hydrocarbons delivered shall be authenticated in accordance with the commodity quality certificate and weight certificate issued by the Bureau and such quality and quantity shall be the basis for the accounting settlement.

14.3.2 If any Party to the Contract believes that the CBM or Liquid Hydrocarbons measuring devices, sampling or analysis are inaccurate, or has any objection to the results specified in the above mentioned certificates, on-site investigations, technical exchanges and discussions may be conducted by the Parties to resolve the issue in a manner satisfactory to the Parties.

14.4   Determination of the Coalbed Methane and/or Liquid Hydrocarbons Price.

14.4.1 The price of various grades of the CBM and Liquid Hydrocarbons shall be expressed as a FOB price at the Delivery Point. Determination of the CBM and Liquid Hydrocarbons price shall be based on the actual free market price received by the Parties; and

       a) shall be determined each Calendar Quarter by CUCBM and each Party comprising Foreign Contractor individually; and

       b) shall be the volumetrically weighted average of the following components:

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              1.     In arm's length transactions the actual price received;

              2. For other than arm's length transactions, the fair market price taking into account the prevailing market conditions.

       The aforesaid price in arm's length transactions in this Article 14 refers to a free market price at which a seller sells its CBM and/or Liquid Hydrocarbons to a buyer who is independent of the seller, but excluding prices used in government to government transactions or other fixed or controlled prices which do not reflect the free market price, and excluding exchange or barter transactions.

       The price of the CBM and Liquid Hydrocarbons produced from the Contract Area shall be determined based on general pricing principles prevailing internationally taking into consideration such factors as the markets, quality and quantity of the CBM and Liquid Hydrocarbons and the prices of alternate non-subsidized energy resources agreed upon by the Parties with the objective of the Parties being to obtain the best price possible.

       The transportation costs to be used to determine the FOB price at the Delivery Point shall be agreed to during the negotiation of the long-term sales and purchase agreements and prior to the determination of commerciality and prior to the preparation and approval by the Parties of an Overall Development Program. Such transportation costs shall be determined in accordance with international petroleum and CBM industry practice and such transportation costs will only apply to pipelines not owned under this Contract.

14.4.2 Where the CBM and/or Liquid Hydrocarbons produced from each CBM Field within the Contract Area differs in quality, the prices of such CBM and/or Liquid Hydrocarbons with different quality shall if practicable be individually determined.

14.4.3 The price of the Contractor's share of the CBM and Liquid Hydrocarbons produced from all the CBM Fields within the Contract Area shall be denominated in U.S. dollars per cubic meter (based on BTU basis in accordance with Article 13.2.3), and payment made in U.S. dollars.

14.5   Terms of Payment for the Purchased CBM and Liquid Hydrocarbons.

14.5.1 Before the CBM and Liquid Hydrocarbons price is determined, the time limit for payment shall be agreed upon by the Parties through consultation in accordance with the general international practice then prevailing, and made a part of any sales agreements.

14.5.2 In case any Party is in default of such payment, such Party shall pay interest on arrears of the payment, starting from the first day of such default. The interest rate shall be the thirty-day term London Inter-Bank Offered Rate (LIBOR) for U.S. dollars quoted by Midland Bank in London at eleven (11:00) a.m. on the first working day following the due date of payment plus five percent (5%).

14.6   Destination of the CBM and Liquid Hydrocarbons.

14.6.1 The destination of Contractor's CBM, CBM Products, and Liquid Hydrocarbons obtained under the Contract shall be at the discretion of the Contractor. The Contractor shall have the following non-exclusive options:

       (1) to join with CUCBM to market a part or all of their respective shares of CBM and Liquid Hydrocarbons and to sell such CBM and Liquid Hydrocarbons jointly to prospective purchasers able to pay in U.S. Dollars;

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

         (2) to sell directly its share of the CBM and Liquid Hydrocarbons to the Chinese users subject to the approval of the relevant government departments if required;

         (3) to sell its share of the CBM and Liquid Hydrocarbons to CUCBM and/or its Affiliates, CUCBM and/or its Affiliates shall pay to the Contractor in U.S. Dollars in accordance with Article 14.6.5; or

         (4) to sell its share of the CBM and Liquid Hydrocarbons to any other lawful destinations or buyers.

14.6.2   Transportation costs shall be determined in accordance with Article
         14.4.1 herein.

14.6.3 The CBM and Liquid Hydrocarbons price or value shall be determined in accordance with this Article 14 with the objective of the Parties being to produce the CBM and Liquid Hydrocarbons at the MER and to obtain the best price possible.

14.6.4 Unless otherwise mutually agreed, the Delivery Point shall be the most economically viable nearby pipeline having available capacity, or the Delivery Point of the pipeline owned under this Contract or by any of the Parties.

14.6.5 For the purpose of encouraging the exploration and development of CBM, CUCBM and/or its Affiliates will, upon request of Contractor, act as a buyer to purchase all or part of Contractor's share of CBM and Liquid Hydrocarbons produced from the Contract Area in accordance with the following provisions:

14.6.5.1 The Parties shall agree upon the volume and rates of delivery of CBM and Liquid Hydrocarbons by Contractor and to be purchased by CUCBM and/or its Affiliates.

14.6.5.2 The price of CBM and Liquid Hydrocarbons and other essential terms and conditions, including but not limited to, Delivery Point and pipeline costs shall be determined pursuant to the provisions of this Article 14 and shall, unless otherwise mutually agreed, be agreed upon prior to the determination of commerciality and preparation of the Overall Development Program.

14.6.5.3 The Purchase of the CBM and Liquid Hydrocarbons produced from the Contract Area shall be made at the Delivery Point, which unless otherwise mutually agreed, shall be the most economically viable nearby Natural Gas pipeline having available capacity.

14.6.5.4 Unless otherwise agreed by the Contractor, payments for CBM and Liquid Hydrocarbons shall be made in U.S. dollars in the bank account designated by Contractor, either within or outside the People's Republic of China at Contractor's election.

14.6.6 In case CUCBM and/or its Affiliates have available capacity in the gas trunklines and/or pipeline infrastructure, once a CBM transportation contract with reasonable transportation costs determined in accordance with Article 14.4.1 has been signed by and between CUCBM and/or its Affiliates and Contractor, the Contractor shall be guaranteed access and priority use of such trunkline and/or pipeline infrastructure and any subsequent CBM or Natural Gas producer shall be subject to Contractors' guaranteed access and priority use of such trunkline and/or pipeline infrastructure.

ARTICLE 15: PREFERENCE FOR THE EMPLOYMENT OF CHINESE PERSONNEL, GOODS AND
SERVICES

15.1 For the performance of the CBM Operations, the Contractor's procurement of necessary goods, leasing of equipment and signature of subcontracts or other construction and service contracts shall be subject to relevant regulations. The Contractor may give preference to Chinese goods,

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

      equipment and service, provided that they are competitive in terms of price, quality and terms of delivery.

15.2 The Contractor may give preference to the employment of Chinese Personnel in the performance of the CBM Operations in accordance with relevant regulations. For this purpose, the Contractor may submit in advance to CUCBM and JMC respectively a plan for the employment of Chinese Personnel listing all the posts and number of the persons involved. CUCBM shall, at the request of the Contractor and in accordance with the plan, provide or assist in recruiting Chinese employee candidates for such employment. The Contractor shall, as the CBM Operations require, with the approval of CUCBM and JMC, revise the training and employment plan to make the plan the most efficient and economical for CBM Operations. For the performance of CBM Operations, the Contractor may have the obligation to employ competent Chinese Personnel and to employ those who have become qualified after having being trained in accordance with the training program. The Contractor may give preference in employing the Chinese Personnel who have participated in the training program provided by the Contractor.

      It is agreed between CUCBM and the Contractor that total Chinese Personnel employment levels, including the costs thereof, for the purpose of conducting CBM Operations, including training therefore, shall always be consistent with conducting such operations in an efficient and economic manner in accordance with good and generally accepted international oil field practices.

      All Chinese employees shall sign with the Operator employment contracts whose terms shall cover hiring, resignation and dismissal, production and work responsibilities, wages and bonuses, health, safety and environmental rules, working hours and holidays, labor insurance and welfare benefits, labor protection and labor discipline. Such contracts shall include the right of the Operator to dismiss in accordance with applicable Chinese laws and regulations such employees who do not observe such contract, Contractor rules, or other rules applicable to their work.

15.3 The engineering design corporations under or entrusted by CUCBM shall have the right to participate in the master designs and engineering designs made by the Contractor for the purpose of the implementation of the Contract. Qualified engineering design companies within the territory of the People's Republic of China as determined by the Parties may be given preference in entering into subcontracts for the aforesaid master designs and engineering designs, provided that their technical level, quality, price and delivery time are competitive.

15.4 After the Contractor signs equipment leasing contracts, service contracts or subcontracts with CUCBM or its Affiliates in accordance with Article
      15.1 herein, the Contractor shall endeavor to provide technical assistance to CUCBM or its Affiliates, at the request of CUCBM, so as to enable them to meet the needs of CBM Operations to be undertaken. The expenses so incurred shall be borne by CUCBM or its Affiliates.

ARTICLE 16: TRAINING OF CHINESE PERSONNEL AND TRANSFER OF TECHNOLOGY

16.1 The Contractor agrees, in the course of the implementation of the Contract, to transfer to CUCBM and its Affiliates, the advanced technology and managerial experience including proprietary technology e.g. patented technology, know-how or other confidential technology, used in the performance of the CBM Operations and the necessary data and/or information for mastering such technology and experience, provided, however, such technology to be transferred shall be proprietary to the Contractor and, if the transfer of any of such technology is restricted in any way during the term of the Contract, the Contractor shall, to the extent reasonably possible, endeavor to obtain permission for the transfer of such restricted technology. However, rights under patents, commercial proprietary information and information covered by confidentiality agreements, shall not be transferred hereunder, except

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

        in accordance with a licensing agreement which may be negotiated and entered into between Contractor and CUCBM. The Contractor agrees to train the Chinese Personnel including workers, technical, economic, managerial, legal and other professional personnel, in order to improve their technical and/or managerial capabilities relating to CBM Operations.

16.2 Within ninety (90) days following the Date of Commencement of the Implementation of the Contract, the Contractor shall, after consultation with CUCBM, complete and submit a training and technology transfer program for a reasonable number of the Chinese Personnel in the exploration period and the corresponding budget to JMC for review and approval, and upon approval by JMC, put it into practice. The Contractor shall, after consultation with CUCBM, complete and submit training and technology transfer programs and corresponding budgets for a reasonable number of the Chinese Personnel in the development period and production period, respectively, to JMC for its review and approval before the commencement of the Development Operations and Production Operations, and upon approval by JMC, put them into practice in time so as to have ample time in advance for such training and technology transfer.

16.3 The expenses and costs incurred for performing the training and technology transfer program stipulated in this Article 16 shall be charged to the exploration costs if such costs are incurred before the date of approval of the Overall Development Program of the first CBM Field, and shall be charged to the development costs if such costs are incurred after the date of approval of the Overall Development Program of the first CBM Field, and before the Date of Commencement of Commercial Production of the first CBM Field, or shall be charged to the operating costs if such costs are incurred after the Date of Commencement of Commercial Production of the first CBM Field.

16.4 In the course of the implementation of the Contract, the Parties shall have scientific and technical cooperation and academic exchanges in connection with the CBM Operations. The relevant provisions concerning the program, participating personnel and type related to the scientific and technical cooperation and academic exchanges shall be determined by the Parties. The expenses required by the scientific and technical cooperation and academic exchanges shall be included in the budget specified in Article 16.2 herein and charged to the Joint Account. All inventions, experiments or research results arising from the said cooperation and academic exchange shall be shared by and belong to the Parties who, subject to the provisions of Article 21 hereof, shall not disclose them to any Third Party.

16.4.1 In the course of the implementation of the Contract, those scientific research projects which are required by the CBM Operations but not carried out by the Parties may, with the approval of JMC, be commissioned to, and carried out by, any Third Party. The Operator may enter into subcontracts or service contracts with relevant scientific research departments within the territory of the People's Republic of China, provided that they are competent and competitive. The aforesaid required expenses shall be included in the budget specified in Article
        16.2 herein and charged to the Joint Account. All inventions and experimental or research results developed from the aforesaid research projects carried out by a Third Party delegated by the Operator shall also be shared by and belong to the Parties who, subject to the provisions of Article 21 hereof, shall not disclose them to any other Third Parties. The Operator shall endeavor to incorporate the provisions herein in the subcontracts or service contracts signed with a Third Party.

16.5 The advanced technology and managerial experience, including proprietary technology, e.g. patented technology, know-how or other confidential technology that the Contractor transfers to CUCBM, shall remain the exclusive property of the Contractor and shall also be subject to the confidentiality restrictions of Article 21 hereof.

16.6 For the purpose of the implementation of this Article 16 - Training of Chinese Personnel and Transfer of Technology, the costs and expenditures incurred by the Contractor annually for

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

        training of Chinese Personnel and transfer of technology shall be no less than sixty thousand ($60,000) U.S. Dollars during the exploration period and no less than one hundred fifty thousand ($150,000) U.S. Dollars during the development and production periods unless otherwise agreed by the Parties.

ARTICLE 17: OWNERSHIP OF ASSETS AND DATA

17.1 All assets purchased, installed and constructed under the Work Program and budget for each CBM Field within the Contract Area shall be owned by CUCBM from the date on which all the development costs and Deemed Interest thereon incurred by the Contractor in the development period of such CBM Field have been fully recovered or from the date on which the production period expires, even though the aforesaid costs have not been fully recovered. The Operator shall be responsible for the acceptance, inspection or testing of the said assets and CUCBM may, as it deems necessary, send its experts to participate in such acceptance, inspection or testing. In the production period, the Operator may use these aforesaid CUCBM-owned assets free of charge for performing the CBM Operations. Such assets shall not be used in any operations other than the CBM Operations or any operations by Third Parties without the consent of the Parties.

17.2 Equipment and facilities which are owned by a Third Party and are either leased by the Operator or temporarily brought into the territory of the People's Republic of China for the performance of the CBM Operations shall not be deemed as assets owned by CUCBM. Such equipment and facilities may be exported from the People's Republic of China, and CUCBM shall assist in handling export formalities.

17.3 The ownership of all data, records, samples, vouchers and other original data obtained in the course of performing the CBM Operations shall vest in CUCBM, and the disclosure thereof by CUCBM shall be made in accordance with Article 21 hereof. However, the Contractor shall, subject to any necessary approval as may be required and Article 21 hereof, have the right to use inside and outside the People's Republic of China, and keep samples and copies of all data, records and vouchers for the purposes of the CBM Operations.

17.4 The facilities constructed for the conduct of CBM Operations hereunder, whether located within or outside the Contract Area, may be used for the common benefit of any and all CBM Fields within the Contract Area ("Common Facilities") for so long as any CBM Field in the Contract Area is utilizing any of the Common Facilities. CUCBM and Contractor shall be entitled to use, free of charge, excepting Operating Costs, such Common Facilities to the extent required for CBM Operations hereunder. Such right of use shall be permitted regardless of whether or not the costs related to such Common Facilities have been recovered and regardless of whether or not Production Operations from the relevant CBM Field on which the Common Facilities are located has been terminated.

        The operating costs of the Common Facilities will be allocated to each CBM Field in proportion to the total Annual Gross Production of CBM and Liquid Hydrocarbon, i.e., the contribution of each CBM Field to the total Annual Gross Production of CBM and Liquid Hydrocarbons of all the CBM Fields within Contract Area utilizing such facilities.

ARTICLE 18: ACCOUNTING, AUDITING AND PERSONNEL COSTS

18.1    Accounting

        Annex II - Accounting Procedure hereto contains the guidelines for the Operator to keep accounting books and records and make financial settlements. The Operator shall keep and settle the accounts for all the financial activities in respect of the Contract Area and maintain all the accounting books and records in accordance with Annex II - Accounting Procedure hereto in order to accurately reflect the exploration costs, development costs with Deemed

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

        Interest thereon and operating costs incurred in the performance of the CBM Operations in respect of the Contract Area, as well as quantity and monetary value of the production and allocation of CBM. The Operator shall submit detailed statements and relevant written reports to JMC and the departments concerned.

18.2    Auditing

18.2.1 Any non-Operator Party to the Contract shall have the right to audit all the Operator's Joint Account accounting books and records after the end of each Calendar Year and shall give the Operator a written notice of the auditing results. Any such audit shall be completed within twenty-four (24) months after the end of each Calendar Year. In the absence of any written notice of an exception in the audit results given by the non-Operator Party within such period or if the annual Joint Account accounting books and records of the Operator are not audited by any non-Operator Party within such period, the Operator's Joint Account accounting books and records shall be deemed correct. A special audit of the Operator's Joint Account accounting books and records may be made if specially required during any such Calendar Year. Any special audit will be limited to a specific topic and shall not be a general audit.

18.2.2 Prior to any special audit referred to in Article 18.2.1 hereof, the non-Operator agrees to furnish the Operator with a letter outlining the special audit item(s) and reasons for its concern. The Parties agree to first discuss the areas of concern and attempt to resolve any outstanding issues. If no resolution is reached, the Operator shall be given thirty (30) days notice prior to the date of commencement of such audit. There shall be no impediment to normal CBM Operations during the period of any audit. Any special audit of the Operator's Joint Account accounting books and records for a Calendar Year due to various special circumstances shall require, in addition to the thirty (30) days notice prior to the date of commencement of such audit, the consent of the Operator, which consent shall not be unreasonably withheld.

18.2.3 The auditors shall be entitled to access to all relevant Joint Account records, files and other information including, but not limited to the salary and wage information of Operator's personnel dedicated to the CBM Operations, and may inspect such sites and facilities as necessary.

18.2.4 Upon receipt of a notice of the non-Operator Party's exceptions in the auditing results, the Operator shall use its best efforts to reply in writing and resolve these matters in due time (no later than ninety (90) days thereafter).

        Exceptions in the auditing results that have not been resolved by the Parties through consultation within the 90 day period set forth above may be referred to JMC for discussion and resolution at the request of any Party to the Contract. Any audit exception that has not been settled by JMC through consultation within 90 days after having been referred to JMC for resolution may be referred to a mutually acceptable independent international Third Party accounting authority for final review and resolution. Any mutually acceptable independent international Third Party accounting authority selected for final review and resolution of any outstanding audit exception(s) shall not have any economic interests or relationship with the Parties. Any determination made by such mutually acceptable independent international Third Party accounting authority in regard to such unresolved audit exception(s) shall be final and binding upon the Parties.

18.3    Personnel Costs

18.3.1 Personnel costs mean the remuneration and other related charges paid in connection with personnel who are engaged whether temporarily or permanently in administration, management, accounting, finance, tax, employee relations, procurement, legal affairs,

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

         safety/environmental affairs, computer services, engineering, geology, geophysics, drilling and Production Operations as well as all other work for the implementation of the Contract.

18.3.1.1 The salary or wages of personnel of JMC, the personnel of the various subordinate bodies of JMC, the professional representatives referred to in Article 7.5 hereof and all employees engaged in the performance of the CBM Operations shall be included in the personnel costs as provided in Article 18.3.1 herein.

18.3.1.2 Personnel costs which are classified as the overhead of the superior management organization pursuant to Article 5.2.18 of Annex II - Accounting Procedure hereto shall not be included in the personnel costs mentioned herein.

18.3.2 After the Date of Commencement of the Implementation of the Contract, the Operator shall work out a staffing plan for its organization and a personnel costs plan with respect thereto (including a plan of personnel costs, such as overseas allowance and area allowance, etc.) before the beginning of each Calendar Year and submit such plan with the annual Work Program and budget to JMC for review and examination.

         During the exploration period, the Operator shall submit a staffing plan for its organization and a personnel costs plan with the annual Work Program and budget to JMC for review and examination.

         In the development period and production period, the Operator shall submit a staffing plan for its organization and a personnel costs plan with the annual Work Program and budget to JMC for review and approval and the Contractor shall provide CUCBM with an itemized plan of personnel costs of the Expatriate Employees. CUCBM shall bear the obligation of confidentiality for such information provided by the Contractor.

         The Operator shall charge the personnel costs of the Contractor's personnel actually incurred to the Joint Account.

         CUCBM shall have the right to audit the personnel costs charged to the Joint Account, and when CUCBM and Contractor act together as the joint Operator, the Contractor shall also have the right to audit such personnel costs.

18.3.3 The level of the salaries and wages paid to the representatives appointed by CUCBM to JMC established in accordance with Article 7.1 hereof, the Chinese Personnel working in various subordinate bodies of JMC established in accordance with Article 7.4 hereof, the professional representatives appointed in accordance with Article 7.5 hereof and CUCBM's personnel employed by the Contractor shall be determined pursuant to the provisions of Annex III - Personnel Costs hereto.

         The salaries and wages of the Chinese Personnel other than CUCBM personnel employed by the Operator shall be determined through consultations and specified in the individual employment contracts.

         The settlement of all charges for the salaries and wages of CUCBM personnel under this Article 18.3.3, shall be made between CUCBM and the Operator in accordance with Annex III (Personnel Costs) hereto. CUCBM personnel shall be responsible for any and all individual income tax due, including but not limited to, that due in accordance with the provisions of the Individual Income Tax Law of the People's Republic of China.

18.3.4 The Operator shall withhold the individual income tax of the Expatriate Employees that it is required to withhold and is due in accordance with the provisions of the Individual Income Tax Law of the People's Republic of China.

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ARTICLE 19: TAXATION

19.1 Each of the companies comprising the Contractor shall pay taxes, including but not limited to, enterprise income taxes, to the Government of the People's Republic of China subject to the tax laws and regulations of the People's Republic of China.

19.2 The Operator shall advise the Subcontractors who render services for the Contract that they and their employees shall pay taxes to the Government of the People's Republic of China subject to the tax laws and regulations of the People's Republic of China.

ARTICLE 20: INSURANCE

20.1 The Operator shall work out an insurance program for the Exploration Operations and submit it to JMC for review and approval within one hundred and twenty (120) days after the Date of Commencement of the Implementation of the Contract. The Operator shall, on behalf of the Parties, obtain the insurance contracts in accordance with such program as approved by JMC before commencement of CBM Operations within the Contract Area.

      Similar provisions shall apply in respect of Development Operations and Production Operations.

20.2 All of the insurance items as approved in the insurance program shall be insured with insurance companies licensed in accordance with the laws of the People's Republic of China (hereinafter referred to as Chinese insurance companies) and shall be insured in accordance with the laws and regulations of the People's Republic of China and on terms and conditions competitive with world markets for similar risks.

20.3 The insurance programs worked out by the Operator shall include, but not be limited to, the following insurance coverage:

      (a) Damages to and expenses of all drilling installations and equipment, including damages to and expenses of the properties used on worksites and supply bases for the CBM Operations, while the equipment and properties owned by Third Party rendering services to the Operator shall be handled in accordance with Article 20.5 herein;

      (b) Damages to and expenses of any of the equipment or installations for production, storage and transportation, and buildings in the course of construction and installation;

      (c) Damages to and expenses for the production installations, facilities, and equipment in CBM fields;

      (d)   Liability to Third Parties;

      (e) Liability for pollution and expenses for cleaning up in the course of drilling and Production Operations;

      (f)   Expenses for extinguishing blowouts;

      (g) Liability incurred by the Operator in hiring land drilling rigs, vessels and aircraft serving the CBM Operations;

      (h)   Liability for cleaning debris; and

      (i) losses and expenses incurred during the transportation and storage in transit of goods shipped from different parts of the world and other areas outside the Contract Area to the worksites.

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

20.4 In any insurance contracts, the deductibles shall be determined by the Parties through consultation, and losses within the deductible limits shall be borne by Parties in proportion to their respective participating interests in the relevant operations, and charged to the Joint Account.

20.5 When signing subcontracts or lease contracts, the Operator shall endeavor to require Subcontractors and lessors to insure their risks under the relevant subcontracts or lease contracts with Chinese insurance companies in accordance with the laws and regulations of the People's Republic of China. The rates, terms and conditions of such insurance shall be competitive with world markets for similar risks.

20.6 In the course of the CBM Operations, the Parties shall cover separately personnel accidental death and injury insurance with respect to personnel whom they have respectively assigned. The premiums in respect thereof shall be dealt with in the following way: The premiums for personnel accidental death and injury insurance with respect to personnel whose costs are charged to the Joint Account pursuant to the provisions of the Contract shall be charged to the Joint Account, and those with respect to other personnel shall be borne by the respective Party by which they are assigned.

20.7 Insurance companies owned by or affiliated with any Party to the Contract, or the Parties themselves, may reinsure relevant Chinese insurance companies who have obtained insurance contracts by reaching an agreement with such companies if they are interested in reinsuring any part of the insurance program hereunder.

20.8 All motor vehicles used in the CBM Operations shall be insured with Chinese insurance companies in accordance with the laws and regulations of the People's Republic of China.

20.9 The premiums of insurance in the exploration period and the development period shall be charged respectively to the exploration costs and development costs while those in the production period shall be charged to the operating costs.

20.10 Any claim under the insurance policies of the agreed insurance program charged to the Joint Account shall be handled by the Operator and any recovery made from insurers shall be credited to the Joint Account.

ARTICLE 21: CONFIDENTIALITY

21.1 CUCBM shall, in conformity with applicable laws and regulations of the Government of the People's Republic of China on confidentiality and by taking into account international practice, determine in consultation with the Contractor the confidentiality periods for which the Contract and all documents, information, data and reports related to the CBM Operations within the Contract Area shall be kept confidential.

21.2 Without the written consent of the other Party, no Party to the Contract shall disclose, during such confidentiality periods, the Contract, documents, information, data and reports referred to in Article 21.1 herein or any other information regarded by JMC as confidential, to any Third Party except the Third Parties specified in Article 21.5 herein and to any Affiliate not directly connected with the implementation of the Contract, and no Party to the Contract shall otherwise transfer, donate, sell or publish them in any way within the confidentiality periods. CUCBM shall have the right to disclose confidential information to relevant Third Parties upon the termination of this Contract.

      CUCBM shall, in conformity with relevant provisions of laws and regulations of the People's Republic of China and lawful requests of relevant government departments and units, provide them with all documents, information, data and reports as mentioned herein.

21.3 During the term of the Contract and after the termination of the Contract, CUCBM shall not disclose to any Third Party any patent, know-how or proprietary technology transferred to CUCBM by the Contractor without the written consent of the Contractor except for any technology, the patent of which has expired and any proprietary and confidential technology which has entered the public domain.

21.4 After the termination of the Contract or after any assignment of rights and/or obligations of the Contract under Article 22 hereof, the Contractor and any assignee shall, within the confidentiality periods, continue to be obligated to keep confidential documents, information, data and reports mentioned in Article 21.2 herein except for official documents and information published with the consent of the Parties.

21.5 For the implementation of the Contract, CUCBM and each company comprising the Contractor may furnish the necessary documents, information, data and reports to Affiliates related to the CBM Operations. CUCBM and each company comprising the Contractor may, after review by JMC and CUCBM, furnish the necessary documents, information, data and reports to the Third Party related to the CBM Operations. The Third Parties include:

21.5.1 Banks or other credit institutions from which financing is sought by any Party to the Contract for the implementation of the Contract;

21.5.2 Third Parties which provide services for the CBM Operations, including Subcontractors and other service contractors; and

21.5.3 Any assignee or assignees to whom the rights and/or obligations under the Contract may be assigned.

21.6 Necessary information, documents, data and reports may be furnished by the Parties or an Affiliate of the Parties related to CBM Operations in accordance with the laws of their home countries to the governments and stock exchanges, provided that the Parties report to JMC in advance.

21.7 CUCBM and each company comprising the Contractor when furnishing the documents, information, data and reports to Third Parties and Affiliates as mentioned in Article 21.5 herein shall require them to assume the confidentiality obligations as set forth herein, or shall bear full responsibility for any violation thereof.

ARTICLE 22: ASSIGNMENT

22.1 Any company comprising the Contractor may, after notice in writing to CUCBM, assign part or all of its rights and/or obligations under the Contract to any of its Affiliates. Such assignment, within sixty (60) days after receiving the notice, shall be approved by CUCBM, provided that the company comprising the Contractor who assigns, shall perform the assignment in accordance with the following provisions:

        (a) Any company comprising the Contractor who assigns shall submit to CUCBM copies of a written agreement on the corresponding part of its rights and/or obligations to be assigned;

        (b) Any company comprising the Contractor who assigns, shallguarantee in writing to CUCBM the performance of the assigned obligations; and

        (c) No such assignment shall interfere with the performance of the CBM Operations or affect the organizational structure.

22.2 The Contractor may assign part or all of its rights and/or obligations under the Contract to any Third Party provided that such assignment shall be agreed by CUCBM in advance and approved by the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China. However, if the conditions offered by CUCBM are the same, CUCBM shall have the right of first refusal in respect of such assignment to be exercised by CUCBM in writing within thirty (30) days upon receipt of notice from the Contractor to assign to a Third Party, unless otherwise agreed upon by the Parties.

22.3 Upon notice to the Contractor, CUCBM may authorize its Affiliates to implement the Contract, but CUCBM shall remain responsible for the performance of the Contract.

22.4 With prior consent of the Contractor and subject to the approval of the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China, CUCBM may assign part of its rights and/or obligations hereunder to any Third Party, provided that such assignment shall not interfere with the performance of CBM Operations.

ARTICLE 23: ENVIRONMENTAL PROTECTION AND SAFETY

23.1 In the performance of the CBM Operations, the Operator shall be subject to the laws, decrees, regulations and standards on environmental protection and safety promulgated by the Chinese Government and carry out the CBM Operations according to international practice. The Operator shall use all reasonable endeavors to protect farmland, aquatic resources, forest reserves and other natural resources, and prevent pollution and damage to the atmosphere, rivers, lakes, groundwater, harbors, other land environments and ecological environment and secure the safety and health of the operating personnel. The Operator shall use all reasonable endeavors to eliminate promptly any pollution occurring as a direct result of and in the performance of the CBM Operations and minimize its consequences. Economic losses caused by any pollution shall be charged to the Joint Account, unless otherwise provided in Article 8.4 hereof.

23.2 The Operator shall conduct regular audits to ensure compliance with the Operator's environmental, health and safety standards. All costs for such regular audits shall be charged to the Joint Account.

23.3 When competent authorities under the Chinese Government assign a person to inspect environmental protection, health and safety within the scope of the CBM Operations according to the laws, decrees, rules and regulations of the People's Republic of China, the Operator shall provide all necessary access to facilities and assistance to enable the inspectors to carry out such inspection smoothly.

23.4 The Operator shall, subject to Article 4.6.2, after the completion of various CBM Operations, to the extent reasonable and practicable, level or restore or reclaim the land of the operating sites to the condition existing at the commencement of implementation of the Contract in accordance with the relevant rules and regulations.

ARTICLE 24: FORCE MAJEURE

24.1 No Party to the Contract shall be considered in default of the performance of any of its obligations hereunder, if any failure to perform or any delay in performing its obligations is in conformity with all the events described as follows:

      The performance of any obligations hereunder is prevented, hindered or delayed because of any event or combination of events which could not be foreseen and/or which is beyond the control of such Party; and

         Any such event or combination of events is the direct cause of preventing, hindering or delaying of such Party's performance of its obligations hereunder; and

         When any such event or combination of events has occurred, such Party has taken all reasonable actions to overcome any cause that prevents, hinders or delays performance of its obligations and shall in so far as is practicable continue to perform its obligations hereunder.

24.2 Notice of any event of force majeure and the conclusion thereof shall forthwith be given to the other Party by the Party claiming force majeure.

24.3 In the event of force majeure, the Parties shall immediately consult in order to find an equitable solution thereto and shall use all reasonable endeavors to minimize the consequences of such force majeure.

24.4 If the CBM Operations in the Contract Area are partially or entirely suspended as a result of the force majeure referred to in this Article 24, the period of the CBM Operations may be extended by a period corresponding to such suspension. Within fifteen (15) days following the end of each Calendar Year, the Operator shall report to JMC in writing on the suspension of the CBM Operations caused by force majeure, if any, during the preceding Calendar Year.

24.5 Should, however, the force majeure condition continue for a period of twenty-four (24) consecutive months, then, in such event, Contractor shall have the option to terminate this Contract without any further liability.

24.6 The provision of this Article 24 shall not apply in the case of default in the making of any payment of money under the Contract.

ARTICLE 25: CONSULTATION AND ARBITRATION

25.1 The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation, or validity of any provision hereof.

25.2 Any dispute mentioned in Article 25.1 herein, including without limitation disputes arising under Article 27.2, that has not been settled through such consultation within ninety (90) days after the dispute arises may be referred to arbitration at the request of and by either Party to the Contract. The arbitration shall be conducted in accordance with the following provisions:

25.2.1 If agreed upon by the Parties, such dispute shall be referred to arbitration conducted by the China International Economic and Trade Arbitration Commission in accordance with the arbitration proceeding rules thereof.

25.2.2 If the Parties fail to reach an agreement on the arbitration arrangement mentioned in Article 25.2.1 herein within sixty (60) days after a Party has requested in writing that a dispute be referred to arbitration, the Parties shall establish an ad hoc arbitration tribunal to conduct arbitration in accordance with the following provisions:

25.2.2.1 The ad hoc arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint an arbitrator and the two (2) arbitrators so appointed shall designate a third arbitrator. If one of the Parties does not appoint its arbitrator within sixty (60) days after the first appointment, or if the two (2) arbitrators once appointed fail to appoint the third within sixty (60) days after the appointment of the second arbitrator, the relevant appointment shall be made by the Arbitration Institute of the Stockholm Chamber of Commerce, Sweden.

25.2.2.2 The third arbitrator shall be a citizen of a country which has formal diplomatic relations with both the People's Republic of China and the home country of any of the companies comprising the Contractor, and shall not have any economic interests or relationship with the Parties.

25.2.2.3 The place of arbitration shall be determined by the Parties through consultations or, failing the agreement of the Parties within sixty
         (60) days after the appointment of the third arbitrator, by the majority of arbitrators of the ad hoc arbitration tribunal.

25.2.2.4 The ad hoc arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of the United Nations Commission on International Trade Law ("UNCITRAL") of 1976, as amended. However, if the above-mentioned arbitration rules are in conflict with the provisions of this Article 25, including the provisions concerning appointment of arbitrators, the provisions of this Article 25 shall prevail.

25.3 Both the Chinese and English languages shall be official languages used in the arbitration proceedings. All hearing materials, statements of claim or defense, awards and the reasons supporting them shall be written in both Chinese and English.

25.4 Any award of the arbitration tribunal shall be final and binding upon the Parties.

25.5 The right to arbitrate disputes under the Contract shall survive the termination of the Contract.

ARTICLE 26: EFFECTIVENESS AND TERMINATION OF THE CONTRACT

26.1 The Contract shall, after it has been signed, be approved by the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China. The date of such approval shall be the effective date of the Contract. However, the Contractor's obligations shall begin on the Date of Commencement of the Implementation of the Contract, as defined in Article 1, hereinabove. CUCBM shall notify the Contractor of the said approval in writing as soon as possible. The Parties may agree after signing this Contract to commence Exploration Operations prior to the Date of Commencement of the Implementation of the Contract. In such event, all Exploration Operations prior to the Date of Commencement of the Implementation of the Contract shall be credited towards the exploration work commitment under Article 6 hereof and be cost recoverable.

26.2 All annexes to the Contract shall be integral parts of the Contract. If there is any inconsistency between the provisions of the annexes and the main body of the Contract, the main body of the Contract shall prevail. All references to the Contract herein refer to the main body of the Contract.

26.3 If in the course of implementation of the Contract, the Parties decide through consultation to make amendment or supplement any part of the Contract, a written agreement signed by the authorized representatives of the Parties shall be required. Such written agreement shall be subject to the approval of the Ministry of Foreign Trade and Economic Co-operation of the People's Republic of China should there be any significant modifications hereof. Such agreement shall be regarded as an integral part of the Contract.

26.4     The Contract shall terminate under any of the following circumstances:

26.4.1   Exercise of the Contractor's election to terminate the Contract under
         Article 6.3 (c) hereof; or

26.4.2 Failure to discover any commercial CBM reservoir within the Contract Area by the expiration of the exploration period or the extended exploration period granted under Article 4.3 hereof; or failure to sign a long-term transportation and sales contract within five (5) years after the exploration period ends.

26.4.3 If there is only one (l) commercial CBM Field in production in the Contract Area, on termination of the production period of such CBM Field; or

26.4.4 If there are two (2) or more commercial CBM Fields and/or CBM Fields in production in the Contract Area, on termination of the production period of the CBM Field with the latest termination date; or

26.4.5 At the end of the last day of the thirtieth (30th) Contract Year from the Date of Commencement of the Implementation of the Contract unless otherwise extended pursuant to Articles 4.5, 4.6.1, or 24.4 hereof, or as set forth in the approved Overall Development Program for each Coalbed Methane Field.

26.5 Before the expiration of the first phase of the exploration period as specified in Article 4.2 hereof, the Contractor shall not propose termination of the Contract unless the Contractor has fulfilled the minimum exploration work commitment for the first phase of the exploration period ahead of time.

26.6 If any Party to the Contract commits a material breach of the Contract, the other Party to the Contract shall have the right to demand that such breach be remedied within a reasonable period of time. If such breach is not remedied satisfactorily within such period of time, the Party damaged by such breach shall have the right to terminate the Contract by giving ninety (90) days written notice to the other Party. However, no Party shall be deemed to have committed a material breach in the performance of any provision of the Contract concerning which there is any dispute between CUCBM and the Contractor, until such time as all disputes concerning such provision, including any contention that a Party is in material breach, have been settled as provided in Article 25 hereof. During the time of such dispute, CUCBM and the Contractor shall continue to carry out their responsibilities pursuant to the Contract, which shall remain in full force and effect.

ARTICLE 27: THE APPLICABLE LAW

27.1 The validity, interpretation and implementation of the Contract shall be governed by the laws of the People's Republic of China. Failing the relevant provisions of the laws of the People's Republic of China for the interpretation or implementation of the Contract, the principles of the applicable laws widely used in CBM resources countries acceptable to the Parties shall be applicable.

27.2 If a material change occurs to the Contractor's economic benefits after the effective date of the Contract due to the promulgation of new laws, decrees, rules and regulations or any amendment to the applicable laws, decrees, rules and regulations of the People's Republic of China, the Parties shall consult promptly and make necessary revisions and adjustments to the relevant provisions of the Contract in order to maintain the Contractor's normal economic benefits hereunder.

ARTICLE 28: LANGUAGE OF CONTRACT AND WORKING LANGUAGE

28.1 The text of the Contract, annexes and supplementary documents attached hereto shall be written in both Chinese and English, and both versions shall have equal force and effect.

28.2 The Parties agree that both Chinese and English shall be used as working languages. After the effective date of the Contract, technical documents and information concerning the CBM Operations hereunder including Work Programs and Budgets shall, in general, be written in English except for technical documents and information available previously and received from Third Parties.

      Unless otherwise agreed by CUCBM, in consultation with the Contractor, documents and information in respect of administration shall be written in both Chinese and English. Forms for production and other reports and records shall be printed with headings in both Chinese and English and may be filled out in either Chinese or English.

ARTICLE 29: MISCELLANEOUS

29.1 All notices and documents required hereunder shall be deemed to have been properly given and delivered to either Party to the Contract only when received.

29.2 Notices and documents shall be delivered by hand or sent by mail, registered airmail, or facsimile to the address hereunder specified:

           Address of China United CBM Corporation, Ltd.:

           China United Coalbed Methane Corporation, Ltd.
           A88, Anwai Ave.,
           Beijing 100011
           P.R. China
           Tel: 86-10-6429-7887
           Fax: 86-10-6429-1881
           For the attention of: Xin Wenjie

           Address of the representative of the Contractor:

           Phillips China Inc.
           315 S. Johnstone
           Plaza Office Building, Suite 1040H
           Bartlesville, Oklahoma  74004
           USA
           Tel.: (918) 661-5129
           Fax: (918) 661-4057
           For the attention of: T. J. Bogan-Risley

29.3 Either Party to the Contract may change its address or representative by a written notice to the other Party to the Contract.

29.4 Companies comprising the Contractor have the following percentages of participating interests as of the effective date of the Contract:

      (I) Phillips China Inc.           One hundred percent (100%);

      The rights and obligations of each company comprising the Contractor hereunder may, as between themselves, be varied by the operating agreement between such companies and the Contractor shall advise CUCBM in writing of any expected variation and, thereafter, of the actual variation. If such variation leads to the transfer of the operatorship, or the companies comprising the Contractor have made a decision to change the Operator, the Operator referred to in Article 8.1 hereof may be replaced after obtaining a written consent from CUCBM.

29.5 The Contractor shall pay CUCBM a signature fee of three hundred thousand U.S. Dollars (US $300,000) in two installments as follows:

      a) The first installment of one hundred fifty thousand U.S. dollars shall be paid by Contractor to CUCBM within thirty (30) days after the Date of Commencement of the Implementation of the Contract;

      b) The second installment of one hundred fifty thousand U.S. dollars shall be paid by Contractor to CUCBM within thirty (30) days after approval of the first Overall Development Program for a CBM Field by the Department or Unit.

      Such signature fee shall, in no case, be charged to the Joint Account, nor be deemed recoverable costs.

29.6 Whenever alternative interpretations of the Contract are possible subject to Article 27.1 hereof, CUCBM and the Contractor agree that preference shall be given to interpretations that will facilitate and promote the intent of the Contract.

29.7 It is the express and agreed intention of CUCBM and the Contractor that the terms and conditions of the Contract shall be applied, and that the grant of any consents required hereunder shall be given by the Parties in a manner and under conditions which are at all times reasonable and in line with international CBM industry practice.

29.8 No waiver by any Party of any one or more defaults by another Party in the performance of the Contract shall operate or be construed as a waiver of any preceding or future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Contract, no Party shall be deemed to have waived, released or modified any of its rights under the Contract unless such Party has expressly stated, in writing that it does waive, release or modify such right.

IN WITNESS WHEREOF, THIS CONTRACT is signed in Beijing by the authorized representatives of the Parties hereto on the first above-mentioned date.

CHINA UNITED CBM CORPORATION, LTD.

By:   /s/ Xin Wenjie
   -------------------------------------

Name:___________________________________

Title:__________________________________

PHILLIPS CHINA INC.

By:   /s/ A. Roy Lyons
   -------------------------------------

Name:  A. Roy Lyons

Title: President

                         ANNEX II: ACCOUNTING PROCEDURE

                                    CONTENTS

Article
1                      General Provisions

2                      Definitions

3                      Cash Calls

4                      Accounting and Management of Material

5                      Expense Accounting

6                      Recovery of Costs and Deemed Interest

7                      Accounting Reports

8                      Audit

9                      Transfer Procedure of the Joint Account

                         ANNEX II: ACCOUNTING PROCEDURE

ARTICLE 1
GENERAL PROVISIONS

1.1   This Accounting Procedure is an integral part of the Contract.

      The definitions set forth in Article 1 of the Contract are equally applicable to this Accounting Procedure. The definitions and provisions of this Accounting Procedure shall have the same force and effect as those in the Contract. If the provisions in this Accounting Procedure are in conflict with those in the Contract, the provisions in the Contract shall prevail.

1.2 Purpose: The purpose of this Accounting Procedure is to establish equitable control methods for determining charges and credits applicable to the CBM Operations according to the relevant provisions of the Contract, including the guidelines for accounting settlements in respect of managing funds and materials, financing and Accounting Records, and for compiling accounting statements.

      The Operator shall neither gain nor lose in relation to the other Parties to the Contract by means of the fact that it acts as the Operator.

1.3 Accounting methods: The double-entry accrual method of accounting shall be used in this Accounting Procedure.

1.4 Working language: Chinese or English shall be used as the working languages for the Accounting Records and analyses of financial conditions in respect of the Joint Account, at the Operator's option.

1.5 Currency for accounting: U.S. dollars shall be the unit of currency for accounting in the Joint Account and shall be the currency for the investments and reimbursements under the Contract. In case currencies other than U.S. Dollars are used to carry out business activities, the relevant bank accounts and other current asset and current liability accounts shall be kept both in U.S. dollars and in the currencies used.

1.6 Currency translation: For the purpose of accounting, currency translation entered into the Joint Account shall be made in accordance with following guidelines:

      The rate of exchange to be used for the conversion into U.S. dollars of cash calls received in Renminbi shall be the arithmetic average of the buying and selling rates of exchange applicable to any individual or commercial entity quoted by the People's Bank of China at 11:00 a.m. on the date of receipt of such cash in the Operator's bank account(s). If the relevant date is a non-business day of the People's Bank of China, the rate quoted on the previous business day by the People's Bank of China shall apply.

      All other transactions recorded in the Joint Account which are made in Renminbi shall be translated into and recorded in U.S. dollars at the rate of exchange as quoted above on the last business day of the previous month, while those transactions which are made in currencies other than Renminbi and U.S. Dollars shall be recorded in U.S. dollars at the actual cost in U.S. dollars of effecting the transaction.

      Neither CUCBM nor the companies comprising the Contractor shall experience an exchange gain or loss, at the expense or benefit of the other Party.

      The Operator shall make its best efforts to minimize any exchange loss.

      All gains or losses from currency conversion or translation shall be recorded in the Joint Account.

1.7 Foreign exchange business: Foreign exchange business related to the CBM Operations shall be made in accordance with relevant regulations for foreign exchange control and rules for the implementation of such regulations of the People's Republic of China, provided that the Contractor can:

1.7.1 Open and maintain bank accounts in any currency, both inside and outside of the People's Republic of China, control and make use such bank accounts and dispose of the funds therein. Obtain loans, advances or other financing outside the People's Republic of China for activities in connection with the Contract, and repay the principal and pay the interest thereon in foreign exchange.

1.7.2 Buy and sell foreign exchange or Renminbi through banks and other lawful means within the People's Republic of China at the official foreign exchange rate applicable to all and any individual or commercial entity quoted by the State Administration of Foreign Exchange Controls of the People's Republic of China.

1.7.3 Retain and freely dispose of or exchange Renminbi or foreign exchange generated from the CBM Operations or other activities or events related to the Contract, but Contractor must remit back to the People's Republic of China the amounts needed to pay taxes when they are due and payable according to the tax laws and regulations of the People's Republic of China, and other obligations when due and payable in the People's Republic of China.

      Dispose, distribute or retain or remit abroad the proceeds from the Contractor's sales of CBM, Liquid Hydrocarbons and CBM Products sold in the People's Republic of China and abroad, but Contractor must pay taxes when due and payable according to the tax laws and regulations of the People's Republic of China.

1.7.4 Make disbursements directly from internationally recognized bank accounts inside or outside of the People's Republic of China for payments of salaries and wages of Expatriate Employees, purchased materials and various items of labor and service charges from Affiliates of Contractor and foreign Subcontractors to carry out the CBM Operations as specified in the Contract, after taxes are withheld according to the provisions of the tax laws and regulations of the People's Republic of China.

1.7.5 Transfer Renminbi according to the needs of the CBM Operations between Renminbi currency accounts opened within the People's Republic of China.

1.7.6 Deposit foreign exchange receipts in the Bank of China in the original currency and such deposits need not be converted to Renminbi until needed.

1.7.7 Remit abroad excess foreign exchange or Renminbi, after reconversion to foreign exchange, advanced or generated by the investing Parties and not expended and held by the Contractor for the investing parties in proportion to the extent of their respective percentage interests in such excess, provided that CUCBM's share of such excess shall be returned to CUCBM.

1.8   Accounting Records and Statements

1.8.1 All Accounting Records related to the CBM Operations shall be established and maintained by the Operator within the territory of the People's Republic of China.

1.8.2 All vouchers, accounts, books and statements shall be prepared in accordance with the CBM Operations Accounting System established by CUCBM and the Contractor through consultation pursuant to the Accounting Regulations of the People's Republic of China for Enterprises with Foreign Investment.

1.8.3 Annual accounting statements and important accounting books, including asset records, cash or bank journals, general and subsidiary ledgers, balance sheets, and annual gross CBM production allocation statements shall be maintained for the term of the Contract as specified in Article
      4.7 of the Contract, or for any further period if required by the laws and regulations of the People's Republic of China. Other accounting vouchers and books shall be kept for fifteen (15) years or as required by the laws and regulations of the People's Republic of China. Quarterly and monthly statements shall be maintained for three (3) years or as required by the laws and regulations of the People's Republic of China.

      Upon the expiration of the custody period, a list shall be made of the accounting files which are to be disposed of. Disposal of the accounting files shall only be made after the approval of CUCBM. The list of the accounting files disposed of shall be maintained with the annual accounting statements.

ARTICLE 2
DEFINITIONS

The terms used in this Accounting Procedure shall have the definitions ascribed to them as follows:

2.1 "Accounting Records" means all accounting books, source documents, original vouchers, approved documents, analytical data, work papers and accounting statements maintained for the CBM Operations.

2.2 "Accounting System" means the CBM Operations Accounting System prepared by CUCBM and the Contractor through consultations pursuant to the Accounting Regulations of the People's Republic of China for Enterprises with Foreign Investment, specifying the accounting titles to be used by the Operator and instructions for implementation, forms and contents of various accounting statements and their preparation methods, including a material classification section, a definition of Controllable Material, standards for itemizing assets and the provisions for fixed asset accounting. If there is a conflict between the Accounting System and this Accounting Procedure, then this Accounting Procedure shall prevail.

2.3 "Material" means materials, tools, facilities, equipment and consumables procured, leased or otherwise acquired and held for the CBM Operations.

2.4 "Joint Account" means accounts established by the Operator for the implementation of the Contract to record all debts and credits related to the CBM Operations.

2.5 "Controllable Material" means the Material referred to in the Accounting System described in Article 2.2 of this Accounting Procedure.

2.6 "LIBOR" means the seven-day term London Inter-Bank Offered Rate for U.S. dollars for similar amounts to the sums in question, quoted by Midland Bank in London at 11:00 a.m. on the first business day of the relevant period. If the Midland Bank is unable or fails to supply such daily quotation, that of Barclays Bank International Ltd. will be used, and failing this, National Westminster Bank PLC's quotation will be used.

2.7 "Investing Party" means any party that is contributing funds for the CBM Operations in accordance with its participating interest determined pursuant to the relevant provisions of the Contract.

ARTICLE 3
CASH CALLS

3.1 Except as otherwise provided in the Contract, the Contractor shall provide all the exploration costs for the Exploration Operations according to
      Article 12.1.1 of the Contract and all the

      Investing Parties shall provide the development costs for the Development Operations in proportion to their respective participating interests as provided in Article 12.1.2 of the Contract. In accordance with each approved annual budget, the Operator shall issue monthly cash call notices to each Investing Party to provide the Operator with funds to cover the estimated cash requirements of the next month. Whether or not the cash call notices for the exploration costs are to be issued shall be at the option of the Operator.

3.2   Development Operations cash call and default

3.2.1 According to the needs of the CBM Operations, the Operator shall regularly issue monthly cash call notices within the amount of approved annual budget to request each Investing Party to respectively make advances as specified by the Operator. The Operator shall, at least twenty (20) days prior to the commencement of each month, issue cash call notices for the development costs and each Investing Party shall provide its percentage share of funds according to the requirements and within the time limit specified in the cash call notice. However, the payment due date specified in the cash call notices shall not be earlier than the first working day of the month for which cash is called. Each Investing Party shall transfer its percentage share of funds to the Operator's bank account(s) established by the Operator particularly for the CBM Operations. Such bank account(s) will be interest bearing account(s), if possible. Such interest shall be credited directly to the respective CUCBM and Contractor accounts as applicable, in accordance with their respective percentage of participating interest.

      Any excessive advances made by each Investing Party for any month shall be adjusted in the next cash call.

      In case the Operator, owing to the needs of the Development Operations, has to incur expenditures which are unforeseen in the cash call for any month, written notices shall be issued to all the Investing Parties who shall finance their own shares for the additional amount within ten (10) days following the receipt of the written notice.

3.2.2 Interest shall be paid by CUCBM or the companies comprising Contractor failing to pay its share of funds on the due date specified in the cash call at LIBOR on the delinquent date plus five percent (5%) for a delinquency of less than one (1) month and thereafter at the average LIBOR rate ruling throughout each subsequent month plus five percent (5%), such interest being compounded on a monthly basis throughout the period of the delinquency. The non-defaulting party or parties shall make up the delinquent portion on behalf of the defaulting party or parties. When the defaulting party or parties pay cash to meet both the delinquent portion and accrued interest thereon, the Operator shall reimburse the non-defaulting party or parties who made up the delinquent portion.

      All amounts advanced by the non-defaulting party or parties plus accrued interest not reimbursed by the defaulting party shall constitute a debt due from the defaulting party or parties to the non-defaulting party or parties who shall be entitled to all remedies at law and equity. The Operator, or any non-defaulting party, if the Operator is a defaulting party, on behalf of the non-defaulting party or parties is entitled to take and sell the defaulting party's or parties' share of the Annual Gross Production of CBM, Liquid Hydrocarbons and CBM Products and apply the proceeds of the sale of such CBM, Liquid Hydrocarbons and CBM Products against all sums due and payable by the defaulting party or parties including accrued interest. Any excess funds remaining from such proceeds after deduction of all amounts due, including interest and the costs, charges and expenses incurred by the Operator, or any non-defaulting party, if the Operator is a defaulting party, in connection with such sale, shall be paid over to the defaulting party. Any deficiency remaining due after deducting the proceeds of any such sale shall remain an obligation of the defaulting party or parties and may be collected as any other debt.

3.3 Each monthly cash call notice shall clearly indicate the following information:

3.3.1 Annual development costs to be shared by each Investing Party as shown in the approved annual budget.

3.3.2 Amount of funds advanced by each Investing Party at the end of the month prior to the month in which the cash call notice is prepared and the actual expenditures and the actual balance (i.e. funds unused) recorded in the Joint Account, accompanied by the bank statements related to the Joint Account for the previous month.

3.3.3 Amount of funds to be called from each Investing Party in the month for which the funds will be used and the estimated amounts of funds to be called in the following two (2) months.

3.3.4 The date when funds are to be provided, the amount of funds, currency, account number, name of the account, the recipient bank and its address.

3.3.5 Where applicable, the participating Parties shall pay their participating interest share of such invoice, via wire transfer, within thirty (30) days of receipt of such invoice ("due date"). In the event a Party falls to pay such participating interest share by such due date, the Parties shall be subject to the provisions of Article 3.2.2 of the Annex II and the other provision of the Contract.

3.4 On the Date of Commencement of Commercial Production of any CBM Field, any development investment for the CBM Field advanced by the Investing Parties which has not been expended or will not be expended shall be returned to each of the Investing Parties in proportion to its share.

3.5 The cash for the Production Operations undertaken by the Parties jointly and approved by JMC shall be provided by all the Investing Parties to the Contract in proportion to their respective participating interests in the development costs and shall bear no Deemed Interest. Based on the needs of the Production Operations, the Operator may make timely adjustment of the amount of cash to be provided by all the Investing Parties to the Contract. The Operator shall issue monthly cash call notices for cash for the Production Operations. In proportion to its share, each Investing Party shall respectively provide advances on a monthly basis in accordance with the requirements and within the time limit specified in the cash call notice of the current month. The default provision specified in Article
      3.2 of this Accounting Procedure shall also apply to any cash calls for Production Operations.

      In case that the Operator, owing to the needs of the Production Operations, has to incur expenditures which are unforeseen in the cash call for any month, written notices with explanations shall be issued to all the Investing Parties who shall finance their own shares for additional amount within ten (10) days following the receipt of such written notice.

3.6 According to the requirement of the CBM Operations, the Operator shall indicate in any cash call notice the U.S. dollar equivalent of the total cash called. The Operator shall also specify the amounts of Renminbi and U.S. dollars required as estimated to make payment. CUCBM shall provide the advance of its own share either in Renminbi or in Renminbi and U.S. dollars with respect to the amounts called for by the Operator, but CUCBM's funding in Renminbi shall not exceed the total amount of Renminbi as indicated and called for by the Operator in any cash call notice. The Contractor shall provide the advance of its own share in U. S. dollars.

3.7   Provisions for recording the sources of funds:

3.7.1 Funds for exploration costs, development costs and operating costs, when received, pursuant to each cash call shall be credited against the relevant accounts of the Investing Parties in the Joint Account.

3.7.2 In case CUCBM decides to develop a CBM Field for its sole account pursuant to Article 11.5 of the Contract, or undertakes any other operation for its sole account, the funds required shall be financed and accounted for separately.

3.7.3 In accordance with Article 6.3 of the Contract, if the Contractor opts to terminate the Contract as provided in Article 6.3(c) of the Contract or if the phase is the last phase of the exploration period, the Contractor shall, within thirty (30) days from the date of its decision to terminate the Contract or thirty (30) days from the date of the expiration of the exploration period, pay CUCBM in U.S. dollars the unfulfilled balance of the minimum exploration work commitment (or of the new commitment) for the exploration phase, converted into cash. The detailed method by which the unfulfilled balance of the minimum exploration work commitment is converted into U.S. dollars is that the actual average unit cost of the last portion of a seismic line shot under the Contract or of the last well drilled, excluding the abnormal drilling costs such as those of the sidetrack, fishing, severe loss of mud circulation, etc. (i.e. U.S. dollars/kilometer of seismic line; U.S. dollars/meter of drilling footage), is multiplied by the unfulfilled amount of the minimum exploration work commitment. The formula for such calculation is as follows:

      I = Ac x Pu

      in which:

      I = converted cash amount of the unfulfilled balance of the minimum exploration work commitment;

      Ac = actual average unit cost of the last portion of a seismic line shot or of the last well drilled; and

      Pu = the unfulfilled amount of the minimum exploration work commitment (The unfulfilled amount of the seismic line shot is the difference between the kilometers specified in Article 6.2 of the Contract and actual kilometers shot. The unfulfilled footage of an unfulfilled Wildcat is the designed total depth of the Wildcat specified in accordance with Article
      6.2 of the Contract or the depth actually drilled).

ARTICLE 4
ACCOUNTING AND MANAGEMENT OF MATERIAL

4.1   Procurement of Material:

      The procurement of Material shall be implemented in accordance with the procedures specified in Articles 15.1 and 7.6 of the Contract. In order to prevent overstocking of Material, the Operator shall use reasonable efforts to ensure that the procurement of Material shall be made in accordance with the Material procurement plans and that the quality of Material conforms to specifications and prices that are fair and reasonable. The Operator does not warrant any Materials furnished beyond, or in disregard of, the supplier's or manufacturer's guarantee.

4.2   Costs of procuring Material:

      The costs of Material purchased shall be the invoice prices less discounts plus related transportation and other expenses, including expenses for freight to the destination, insurance premiums commensurate with the Material covered, fees of forwarding agents, duties, fees, handling expenses from shipside to and within any water or land terminal warehouse or yard, and any other reasonable expenses actually paid and expenses of inland transportation.

4.3 The provisions and procedures of Article 15.1 and Article 7.6 of the Contract and the following provisions shall be applied for pricing Material furnished from the stocks of the Parties and/or their Affiliates for use in the CBM Operations:

      (1)   New Material:

            New Material shall be priced on the basis of current market value plus expenses in moving such Material directly to the job-site where Material is used.

      (2)   Used Material:

            (a) Material which is in sound and serviceable condition and is suitable for reuse without reconditioning shall be priced at seventy-five percent (75%) of the current market value of new Material.

            (b) Material which, after being reconditioned, will be further serviceable for its original function shall be priced at fifty percent (50%) of the current value of new Material.

            (c) Used Material which cannot be classified as (a) or (b) above shall be priced by the Parties through discussions at a value commensurate with its use.

            (d) If the Operator wishes to use a method other than the above for pricing used Material, such other method shall be agreed upon in advance by the Parties through consultations.

4.4 Price determination and leasing expense calculation method for properties purchased or leased from other contract areas:

      The Operator may lease equipment and facilities and purchase Material and fuel from other contract areas within the People's Republic of China. The Operator shall charge the leasing expenses or purchase price as agreed upon by the Operator and its suppliers. Such leasing expenses or purchase prices shall not exceed those currently prevailing in similar contract areas.

4.5 For certain Material which is in short supply in the world markets and difficult to procure at published market prices and the lack of which will hinder normal operations, the Operator may, after the approval of JMC, purchase such Material urgently needed by the CBM Operations and charge actual purchase costs to the Joint Account.

4.6   Disposal of Equipment and Material:

      The Operator shall not dispose of or sell Material with book value exceeding Twenty Thousand U.S. dollars (U.S. $20,000) without the prior consent of the Parties. The Operator shall use reasonable endeavors to minimize losses in the disposal of or sales of such Material.

      Sales of properties to Third Parties or Affiliates shall be recorded in accordance with actual sales income. No guaranty or warranty for Material sold or disposed of under this Article shall be given by the Operator to any purchaser.

4.7   Accounting for Material:

      The costs of Material which is procured by the Operator and is directly used at the job-site shall be charged to the respective accounts of exploration costs, development costs or operating costs at actual purchase prices (as defined in Article 4.2 herein) and on the basis of the use of Material. Should such Material subsequently be used for other purposes, the relevant charges shall be transferred from the original cost accounts to the appropriate cost accounts.

      Material for general use which is first stored in warehouses shall be subject to inventory control procedures. The quantities, unit prices and total value shall be recorded for Material in inventory using perpetual inventory methods. Material in stock shall be priced at purchase costs and the Operator, upon the commencement of or during the Contract period, has the freedom to choose one of the following pricing methods such as FIFO, weighted average method and moving average method, etc. for Material to be transferred out of stock. Accounts for inventory Material shall be regarded as exploration costs, development costs or operating costs and shall be recovered in accordance with Article 12.2 of the Contract.

      At the request of any non-Operator, the Operator shall furnish to the non-Operator a detailed statement of Controllable Material.

      The Operator shall conduct physical inventory of Material in warehouses prior to the annual final accounts or whenever depending upon the actual situation. The Operator shall give a written notice to JMC sixty (60) days before the date of proposed physical inventory in order to allow time for participation by the non-Operators and failure to participate by any non-Operator in the physical inventory shall be regarded as approval of the physical inventory conducted by the Operator.

      If any gain or loss is found as a result of the physical inventory, the Operator shall compile a detailed statement of the gain or loss and attach to it an explanation for the gain or loss, which shall be submitted to JMC for examination and approval.

4.8 In accordance with Article 17.1 of the Contract, the Operator shall exercise strict control over the fixed assets of the CBM Operations and set up accounts and inventory records, and shall conduct physical inventory of the fixed assets at the year-end or whenever depending upon the actual situation to make sure that the accounts, inventory records, and physical fixed assets are in conformity. In case that any damage or loss arises to the fixed assets, the Operator shall determine the reasons and submit them to JMC for examination and approval.

ARTICLE 5
EXPENSE ACCOUNTING

5.1     Rules for accounting

5.1.1 According to the provisions of Articles 12.1.1, 12.1.2 and 12.1.3 of the Contract, all development costs and operating costs of the Parties as well as the Contractor's exploration costs shall be recorded in the Joint Account separately.

        The Operator shall establish and maintain three separate accounts, namely:

5.1.1.1 exploration costs account,

5.1.1.2 development costs account

5.1.1.3 operating costs account

        in which all charges and costs as classified pursuant to Articles 5.2 and 5.3 of this Accounting Procedure shall be reflected.

5.1.2   If either CUCBM or the Contractor, in accordance with Article 11.5, or
        Article 12.1.2 of the Contract, makes the decision to develop a CBM Field for its sole account or to undertake any other operation for its own account, the relevant costs shall be accounted for separately.

5.1.3 All items related to the CBM Operations such as discounts, deductions, allowances, interest income, gains from various services, indemnities from insurance and other miscellaneous income by the Operator, shall be credited to the relevant costs accounts.

5.1.4 All direct services or research work (including personnel) not included in the approved annual budget provided by the superior organizations or Affiliates of CUCBM or of the Contractor and by the Third Parties for the CBM Operations shall be subject to the advance work order procedures on the basis of the annual budget or of the approval by JMC and shall be charged to the Joint Account after verification of relevant invoices.

      The work order procedure shall be established through consultations at JMC meetings by both Parties within three (3) months as of the Date of Commencement of the Implementation of the Contract. The rates charged for direct services or research work (including personnel cost) provided by the superior organization or Affiliates of CUCBM or of the Contractor shall be competitive when compared with the rates of similar services furnished by the Third Parties. The Operator shall, in accordance with
      Article 15 of the Contract, give priority to use direct research work services (including personnel) provided by CUCBM, provided that their charges are based upon actual costs and according to international petroleum practices.

5.2   Cost items:

      The following items shall be chargeable to the Joint Account at Operator's net cost.

5.2.1 Subcontractor charges:

      The charges paid to Subcontractors in accordance with contracts signed between the Operator and Subcontractors.

5.2.2 Personnel expenses:

      The contents and control of personnel expenses shall be as stipulated in
      Article 18.3 of the Contract.

5.2.3 Travel and living expenses:

      Travel and living expenses paid according to Article 18 of the Contract to the personnel involved in the CBM Operations.

5.2.4 Material and Equipment expenses:

      Expenses paid in accordance with Article 4 of this Accounting Procedure to purchase Material and Equipment for use in the CBM Operations.

5.2.5 Relocation and transportation expenses:

      Relocation and transportation expenses for the personnel involved in the CBM Operations to be relocated into or out of the People's Republic of China and transferred from job-sites to job-sites within the People's Republic of China.

5.2.6 Maintenance, repair and leasing expenses:

      Expenses for maintenance, repair or replacement of the properties used in the CBM Operations and the leasing expenses paid for leased properties and equipment.

5.2.7   Insurance premiums:

        Necessary net payment made for the insurance of the CBM Operations and related costs and expenses, including deductibles paid in the event of loss pursuant to Article 20.4 of the Contract.

5.2.8   Legal expenses:

        In order to protect the interests of Parties, all costs or expenses paid for attorney's fees, litigation or investigation, including expenses in securing evidences, mediation and settlements. The expenses for handling legal matters incurred for the interests of any Party shall be borne solely by such Party.

5.2.9   Taxes:

        All taxes paid according to the tax laws of the People's Republic of China, except for the income taxes, value added tax based on production and royalty to be paid by the companies comprising the Contractor or CUCBM and individual income tax to be paid by employees and withheld by Operator and other related costs.

5.2.10  Energy expenses:

        All costs in respect of fuel, electricity, heat, water or other energy used and consumed for the CBM Operations.

        The costs of CBM, Liquid Hydrocarbons and CBM Products produced and used in the same CBM Field (provided that the Parties have the same participating interest in such Fields) within the Contract Area by the Operator for the performance of the Development Operations and the Production Operations or for well stimulation or for maintaining the reservoir pressure shall not be charged. However, the costs of transporting such CBM, Liquid Hydrocarbons and/or CBM Products to their points of use shall be charged under this item.

5.2.11  Field office facility charges:

        The costs and expenses of establishing, maintaining and operating any offices, camps or housing facilities necessary for the performance of job-site operations, including a share of the costs of any office used by staff directing such operations (calculated by apportioning office costs and expenses on the basis of space occupied by such staff or other methods).

5.2.12  Communication charges:

        The costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities between the Contract Area and the base facilities.

5.2.13  Ecological and environmental protection charges:

        The charges for any ecological and environmental protection measures undertaken for the CBM Operations within the Contract Area as required by relevant statutory regulations formulated by the authorities concerned or pursuant to the programs agreed by the Parties.

5.2.14   Service charges:

5.2.14.1 Technical service charges:

         The charges paid for Contractor, Affiliate or Third Party services, such as rock specimen analysis, CBM or Liquid Hydrocarbons quality tests, geological evaluation, data processing, design and engineering, well site geology, drilling supervision, special research programs and other technical services.

5.2.14.2 General service charges:

         Professional consultant charges from Contractor, Affiliates or Third Parties incurred for the common interests of both Parties and charges for other services to obtain original data needed for CBM Operations from outside sources, excluding legal services, unless otherwise decided by the JMC.

5.2.14.3 CUCBM's assistance charges:

         (a) The charges for the assistance provided by CUCBM for the Contractor to carry out the CBM Operations in accordance with
                  Article 9 of the Contract.

         (b) For all assistance to be provided by the head office organization of CUCBM to the Contractor as set forth in
                  Article 9 of the Contract in the course of the Exploration, CUCBM shall charge an administrative fee of fifty thousand U.S. dollars (US $50,000) for each Calendar Year. If the whole process of the Exploration Operations conducted for any CBM Field in any Calendar Year is less than twelve (12) calendar months, the administrative fee for such Calendar Year shall be calculated in proportion to the actual calendar month(s) spent thereon (if the actual time spent thereon in any calendar month is less than thirty (30) days, the calculation shall be made based on a full calendar month). The aforesaid administrative fee shall be paid respectively on June 1st and December 1st of each Calendar Year, with twenty-five thousand U.S. Dollars (US $25,000) for each installment.

         (c) For all assistance to be provided by the head office organization of CUCBM to the Contractor as set forth in
                  Article 9 of the Contract in the course of the Development Operations and the Production Operations before the implementation of a Joint Operating Agreement by the Parties, CUCBM shall charge an administrative fee of one hundred and twenty thousand U.S. dollars (U.S. $120,000) for each Calendar Year. If the whole process of the Development Operations conducted for any CBM Field in any Calendar Year is less than twelve (12) calendar months, the administrative fee for such Calendar Year shall be calculated in proportion to the actual calendar month(s) spent thereon ( if the actual time spent thereon in any calendar month is less than thirty (30) days, the calculation shall be made based on a full calendar month). The aforesaid administrative fee shall be paid respectively on June 1st and December 1st each Calendar Year, with sixty thousand U.S. Dollars (U.S. $60,000) for each installment.

5.2.15   Damages and losses to the assets:

         All costs and expenses necessary for the repair, replacement or supplement of the assets resulting from damages or losses incurred by fire, flood, storm, theft or any other force majeure causes, excluding the losses specified in Article 8.4 of the Contract which shall be borne by the Operator alone.

5.2.16  Personnel training costs:

        Costs incurred for personnel training pursuant to Article 16 of the Contract-Training of Chinese Personnel and Transfer of Technology.

5.2.17  Miscellaneous expenses:

        Any reasonable miscellaneous expenses needed for the CBM Operations excluded in the above items of expenses, such as bank charges, books, stationery and conference expenses as well as other reasonable expenses.

5.2.18  Overhead:

        Overhead refers to the indirect costs for the managerial and operational services provided by the Operator's superior management organizations for the CBM Operations, including management, administration, accounting, treasury, internal company audit, tax, legal matters, employee relations, financing, the collection of economic data and costs for general consultation on procurement, planning, design, research and operational activities, etc. to the extent that these are not chargeable under Article 5.1.4 of this Accounting Procedure. The overhead for the Exploration Operations shall be calculated in accordance with the following tiers and based on the sum of the total actual costs from
        Article 5.2.1 through Article 5.2.17 and Article 5.2.18 of this Accounting Procedure, but not including CUCBM's assistance charges under
        Article 5.2.14.3 of this Accounting Procedure.

Direct Costs for Exploration                            Percentage Rate
(U.S. $/Year)                                                 %
First Tier: 0 to 5,000,000                                    5%

Second Tier: 5,000,001 to 15,000,000                          3%

Third Tier: 15,000,001 to 25,000,000                          2%

Fourth Tier: over 25,000,000                                  1%

        The overhead rates for the Development Operations shall be agreed upon by the Parties through discussions at the time when the development budget is being prepared.

        When the first budget is prepared for the Calendar Year of Commencement of Commercial Production from each CBM Field, the overhead rates for production period and its related calculation method shall be agreed upon through discussions between the Parties.

        The costs and expenses for offices established by the Operator within the Chinese territory which are not specifically dedicated to the CBM Operations shall be allocated by the Operator to the CBM Operations within the Contract Area or to other beneficiary Parties, including the Contractor, on the basis of actual service time recorded, or may be allocated by other methods agreed upon by the Parties. The amount of allocation charged to the CBM Operations within the Contract Area shall be included in the cost item of Article 5.2.18 of this Accounting Procedure. The costs and expenses incurred by the offices established by the Operator and its superior organizations outside the Chinese territory (excluding costs and expenses chargeable under Article 5.1.4 of this Accounting Procedure) have been included in the overhead and shall not be again charged to the Joint Account.

        On the last working day of each month, the Operator shall make provision in the Joint Account for the overhead fees for the current month, calculated on the basis of cumulative actual expenditure for the Calendar Year to that date and payment shall be made from the

        Joint Account on the last working day of the following month. The final adjustment of the overhead shall be made at the end of the Calendar Year in respect to any difference between the actual payment by the Joint Account and the total overhead for that Calendar Year calculated on the basis of the annual cumulative actual investment expenditure at the end of such year. Any excess shall be refunded and deficiencies made good.

5.2.19  General and administrative expenses:

        General and administrative expenses refer to the administrative expenses incurred for any offices established by the Operator within the Chinese territory and for JMC and its subordinate bodies for the performance of the CBM Operations.

5.2.20  The fees for exploration and mining rights:

        The fees for exploration and mining rights refer to the two fees which CUCBM pays the relevant department of State for owning CBM exploration right of the Contract Area and CBM mining right of the Development Area within the Contract Area, and which shall be respectively considered as the exploration costs and development costs (or operating costs). The Contractor shall transfer the specified fee to the bank account of CUCBM within thirty days from the date on receipt of the written notice for the payments of the exploration right fee or mining right fee from CUCBM. The fees for exploration and mining rights referred to above shall be cost recoverable.

5.3 Except as otherwise provided in this Accounting Procedure, the allocation of common costs and expenses for each item of operations shall be charged in proportion to the exploration costs, development costs and operating costs actually incurred in each month.

5.4     With respect to the expenditures or excess expenditures under Article
        10.2.4 (b) of the Contract which are determined by JMC to be unreasonable, JMC will form a joint team for further investigation to determine whether they shall be charged to the Joint Account or shall be borne by the Operator alone before the year-end final closing of accounts.

ARTICLE 6
RECOVERY OF COSTS AND DEEMED INTEREST

6.1 According to the provisions of Article 12.2.2 of the Contract, the exploration costs incurred by Contractor and the Pre-Contract Costs incurred by CUCBM in respect to the Contract Area shall bear no interest.

6.2     The calculation of Deemed Interest on the development costs:

        Deemed Interest on the development costs shall be calculated at the specified rate from the first day after the month in which the development funds of any of the Investing Parties have been received in the Operator's bank account for the Joint Account in accordance with the provisions of Article 12.2.3.2 of the Contract.

        There are three hundred and sixty-five (365) days in each Calendar Year for the purposes of interest calculation and the interest shall be compounded once each Calendar Year on December 31st based on actual number of days eligible for the interest.

        Worked Example
        Development costs- US $100 received on tenth of March
        US $100 received on twentieth of March
        The aggregate amount received in March is US $200.

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        Deemed interest shall be calculated from the first of April through the end of such Calendar Year with a total number of two hundred and seventy-five (275) days.

                                                275
        Formula: Interest = US $200 X 9% X -------------
                                                365

        At the end of the year interest is added to the capital and interest thereon accrues until cost recovery is fully achieved, "i. e.," interest is compounded at year end.

6.3 Recovery of exploration costs, development costs with Deemed Interest thereon and operating costs.

6.3.1 In accordance with the provisions of Article 12.2.2 of the Contract, the exploration costs shall be recovered from the CBM Fields within the Contract Area which have been developed and are producing and in which development the Contractor has participated.

6.3.2   In accordance with the provisions of Articles 12.2.1, 12.2.3.1 and
        12.2.3.2 of the Contract, the principal of development costs and Deemed Interest thereon and operating costs, respectively, of each CBM Field shall be recovered only from the production of each respective CBM Field.

6.3.3 As at the date of completing sale of CBM, CBM Products, or Liquid Hydrocarbons the Operator shall make separate records into Joint Account for the appropriate reimbursement of the principal of the exploration costs, development costs with Deemed Interest thereon and operating costs respectively in accordance with Article 12.2 of the Contract. Written notices shall be sent by the Operator to CUCBM and the Investing Parties at the same time.

6.4 In accordance with the provisions of Article 18.1 of the Contract, the Operator shall establish complete books for recording the volume and value of CBM, Liquid Hydrocarbons and/or CBM Products, precisely reflecting the production and the disposal of the CBM and/or Liquid Hydrocarbons within the Contract term.

6.5 CBM, Liquid Hydrocarbons and CBM Products production in each Calendar Year for each CBM Field within the production period shall be accounted according to the allocation proportions specified in Article 13 of the Contract and at the CBM, Liquid Hydrocarbons and CBM Products price determined pursuant to Article 14.4 of the Contract.

ARTICLE 7
ACCOUNTING REPORTS

7.1 The Operator shall provide relevant accounting reports and statements based on the Accounting System to CUCBM and each company comprising the Contractor. Monthly reports shall be submitted within thirty (30) days after the end of each month, quarterly reports within forty-five (45) days after the end of each Calendar Quarter and annual reports within forty-five (45) days after the end of each Calendar Year. Monthly, quarterly and annual reports shall be submitted in accordance with the requirements and formats specified in the Accounting System.

7.2 Any Investing Party to the Contract may require the Operator to allow its staff to have access to the Joint Account Accounting Records relating to the application of expenses in the stipulated custody period, upon giving thirty (30) days notice, but such access shall not unduly hinder the Operator's normal operations.

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ARTICLE 8
AUDIT

8.1 Audits shall be carried out in accordance with Article 18.2 of the Contract.

8.2 The expenses of audits by any non-Operator shall be borne by the non-Operator which conducts the audit. The expenses for any joint audits conducted by more than one non-Operator shall be allocated in proportion to their respective participating interests in the development costs.

ARTICLE 9
TRANSFER PROCEDURE FOR  THE JOINT ACCOUNT

9.1 When the Exploration Operations are successful and the Contract Area enters the development period, the Operator shall conduct an inventory and check of all the properties and accounts for CUCBM. When each CBM Field within the Contract Area goes from development into production, or when the Contractor terminates the Contract, an inventory and check of all properties and accounts shall be conducted.

        If the Contract Area has entered into the development period or the production period, the Operator (after taking an inventory of all properties taken by all Investing Parties) shall make a proposal to JMC for its approval listing the remaining equipment and Materials needed for the CBM Operations for the following period and which shall be carried forward to the next period in book values in the Joint Account. The Operator shall be responsible for the disposal of the equipment and materials not needed for the CBM Operations. The gains or losses derived from such disposal shall be allocated in accordance with the share of each Investing Party in proportion to the overall investment amount of all Investing Parties and be adjusted against the original accounts.

        If the Contract terminates, the method of inventory for all of the remaining equipment and Materials shall be the same as mentioned above, and the gains and losses derived from such disposal shall be adjusted against the accounts of the original Investing Party in accordance with the above mentioned methods.

9.2 In accordance with the provisions of Article 8.8 of the Contract, when the organization established by the joint operating agreement takes over and becomes the Operator of all the said CBM Fields within the Contract Area, the former Operator shall transfer all of the Accounting Records relating to the Joint Account.

9.3 Upon the termination of the Contract, the Operator shall transfer all the relevant vouchers, books and statements over to CUCBM for custody.

9.4 In conducting the transfer of the accounting books and inventory and check of all the properties in accordance with the provisions of this Accounting Procedure, the implementation procedure for the transfer and verification, the accounting files to be transferred and accounting matters to be settled as well as other details shall be agreed upon through consultation in advance between the Operator and CUCBM. The transfer procedure shall be completed within the time period agreed upon by the Parties. Thereafter, owing to the needs of any Investing Party to the Contract, CUCBM shall allow that Party's staff access to the Accounting Records within the relevant Accounting Records custody period and provide them with duplicates, if necessary.

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